EXHIBIT 99.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 28, 2007
by and among

STEINER LEISURE LIMITED,
as the Borrower

SUNTRUST BANK
and the other Institutions that from time to time become parties hereto, as the Lenders

and

SUNTRUST BANK
as the Administrative Agent

Table of Contents

ARTICLE I: DEFINITIONS 1

1.1. Certain Defined Terms 1

1.2. References 24

1.3. Supplemental Disclosure 24

1.4. Rounding and Other Consequential Changes 24

ARTICLE II: THE REVOLVING LOAN FACILITIES 24

2.1. Revolving Loans 24

2.2. Rate Options for all Advances; Maximum Interest Periods 25

2.3. Optional Pre-Payments; Mandatory and Designated Prepayments 25

2.4. Reduction of Revolving Loan Commitments 25

2.5. Method of Borrowing 26

2.6. Method of Selecting Types and Interest Periods for Advances 26

2.7. Minimum Amount of Each Advance 26

2.8. Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances 26

2.9. Default Rate 27

2.10. Method of Payment 27

2.11. Evidence of Debt 28

2.12. Telephonic Notices 28

2.13. Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts 29

2.14. Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions 34

2.15. Lending Installations 34

2.16. Non-Receipt of Funds by the Administrative Agent 34

2.17. Replacement of Certain Lenders 35

2.18. Judgment Currency 36

ARTICLE III: THE LETTER OF CREDIT FACILITY 36

3.1. Obligation to Issue Letters of Credit 36

3.2. [RESERVED] 36

3.3. Types and Amounts 36

3.4. Conditions 37

3.5. Procedure for Issuance of Letters of Credit 37

3.6. Letter of Credit Participation 38

3.7. Reimbursement Obligation 38

3.8. Letter of Credit Fees 38

3.9. Issuing Bank Reporting Requirements 39

3.10. Indemnification; Exoneration 39

3.11. Cash Collateral 40

ARTICLE IV: CHANGE IN CIRCUMSTANCES 41

4.1. Yield Protection 41

4.2. Changes in Capital Adequacy Regulations 42

4.3. Illegality; Availability of Types of Advances 42

4.4. Funding Indemnification 42

4.5. Lender Statements; Survival of Indemnity 43

4.6. Usury 43

ARTICLE V: CONDITIONS PRECEDENT 43

5.1. Advances and Letters of Credit 43

5.2. Each Advance and Letter of Credit 45

ARTICLE VI: REPRESENTATIONS AND WARRANTIES 46

6.1. Organization; Powers 46

6.2. Authority, Execution and Delivery; Loan Documents; Special Provisions for the Borrower and Foreign Incorporated Subsidiaries 46

6.3. No Conflict; Governmental Consents 48

6.4. Financial Statements 48

6.5. No Material Adverse Effect 48

6.6. Taxes 49

6.7. Litigation; Loss Contingencies and Violations 49

6.8. Subsidiaries 50

6.9. ERISA 50

6.10. Accuracy of Information 51

6.11. Securities Activities 51

6.12. Material Agreements 51

6.13. Compliance with Laws 51

6.14. Assets and Properties 51

6.15. Statutory Indebtedness Restrictions 52

6.16. Insurance 52

6.17. Labor Matters 52

6.18. Environmental Matters 52

6.19. Solvency 53

6.20. Foreign Employee Benefit Matters 53

ARTICLE VII: COVENANTS 53

7.1. Reporting 53

7.2. Affirmative Covenants 57

7.3. Negative Covenants 61

7.4. Financial Covenants 70

ARTICLE VIII:DEFAULTS 71

8.1. Defaults 71

ARTICLE IX: ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES 74

9.1. Termination of Revolving Loan Commitments; Acceleration 74

9.2. Defaulting Lender 74

9.3. Amendments 75

9.4. Preservation of Rights 76

ARTICLE X: [INTENTIONALLY OMITTED] 76

ARTICLE XI: GENERAL PROVISIONS 76

11.1. Survival of Representations 76

11.2. Governmental Regulation 77

11.3. Performance of Obligations 77

11.4. Headings 77

11.5. Waiver and Release; No Novation 77

11.6. Several Obligations; Benefits of this Agreement 78

11.7. Expenses; Indemnification 78

11.8. Numbers of Documents 79

11.9. Accounting 80

11.10. Severability of Provisions 80

11.11. Nonliability of Lenders 80

11.12. GOVERNING LAW 80

11.13. CONSENT TO JURISDICTION; VENUE;
SERVICE OF PROCESS; JURY TRIAL 80

11.14. Other Transactions 81

11.15. No Strict Construction 82

11.16. Subordination of Intercompany Indebtedness 82

11.17. Accounting 83

11.18. Documentary Stamp Tax 83

ARTICLE XII: THE ADMINISTRATIVE AGENT 83

12.1. Appointment; Nature of Relationship 84

12.2. Powers 84

12.3. General Immunity 84

12.4. No Responsibility for Loans, Creditworthiness, Recitals, Etc 84

12.5. Action on Instructions of Lenders 85

12.6. Employment of Administrative Agent and Counsel 85

12.7. Reliance on Documents; Counsel 85

12.8. The Administrative Agent's Reimbursement and Indemnification 85

12.9. Rights as a Lender 85

12.10. Lender Credit Decision 86

12.11. Successor Administrative Agent 86

ARTICLE XIII:SETOFF; RATABLE PAYMENTS 87

13.1. Setoff 87

13.2. Ratable Payments 87

13.3. Application of Payments 87

13.4. Relations Among Lenders 88

ARTICLE XIV:BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS 88

14.1. Successors and Assigns 88

14.2. Participations 89

14.3. Assignments 90

14.4. Confidentiality 92

14.5. Dissemination of Information 92

ARTICLE XV: NOTICES 92

15.1. Giving Notice 92

15.2. Change of Address 93

ARTICLE XVI:COUNTERPARTS 93

EXHIBITS AND SCHEDULES

Exhibits
EXHIBIT A	--	Revolving Loan Commitments
EXHIBIT A-1	--	Eurocurrency Payment Offices
EXHIBIT B	--	Form of Borrowing/Election Notice
EXHIBIT C	--	Form of Request for Letter of Credit
EXHIBIT D	--	Form of Assignment and Acceptance Agreement
EXHIBIT E	--	Form of Borrower's and Certain Material Subsidiaries' Opinions
EXHIBIT F	--	Form of Officer's Certificate
EXHIBIT G	--	Form of Compliance Certificate
EXHIBIT H	--	Form of Reaffirmation
EXHIBIT I	--	Form of Revolving Loan Note
EXHIBIT J	--	Further Assurances and Cooperation Agreement
EXHIBIT K	--	Tax Indemnity Agreement
EXHIBIT L	--	Agreement Not to Encumber or Transfer Property

Schedules
Schedule 1.1.1	--	Permitted Existing Indebtedness (Definitions)
Schedule 1.1.2	--	Permitted Existing Investments (Definitions)
Schedule 1.1.3	--	Permitted Existing Liens (Definitions)
Schedule 1.1.4	--	Permitted Existing Contingent Obligations (Definitions)
Schedule 6.3	--	Conflicts; Governmental Consents (Section 6.3)
Schedule 6.7	--	Disclosed Litigation (Section 6.7)
Schedule 6.8	--	Subsidiaries (Section 6.8)
Schedule 6.9	--	ERISA (Section 6.9)
Schedule 6.16	--	Insurance (Sections 6.16, 7.1(G) and 7.2(O))
Schedule 6.18	--	Environmental Matters (Section 6.18)
Schedule 7.3(A)	--	Acquisition Transaction Indebtedness (Section 7.3(A)(xiii))
Schedule 7.3(C)	--	Acquisition Transaction Liens (Section 7.3(C)(viii))
Schedule 7.3(D)	--	Acquisition Transaction Investments (Section 7.3(D)(x))
Schedule 7.3(E)	--	Acquisition Transaction Contingent Obligations (Section 7.3(E)(v)
Schedule 7.3(H)	--	Transactions with Affiliates (Section 7.3(H))

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement dated as of June 28, 2007, is entered into by and among Steiner Leisure Limited, a company organized under the laws of the Commonwealth of The Bahamas, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 14.3, and SUNTRUST BANK, in its individual capacity as a Lender and in its capacity as administrative agent for itself and the other Lenders (the "Administrative Agent"), and the other Lenders following execution of an Assignment Agreement pursuant to Section 14.3, and amends and restates that certain Credit Agreement, dated July 2, 2001, as amended and restated by that certain Amended and Restated Credit Agreement, dated as of December 9, 2003, as amended by that certain First Amendment to Amended and Restated Agreement, dated as of June 30, 2005, and as amended by that certain Second Amendment to Amended and Restated Agreement, dated as of May 9, 2006 (collectively, the "Prior Agreement"), all by and among the Borrower, the institutions from time to time parties thereto as Lenders, and the Administrative Agent. The parties hereto agree as follows:

  DEFINITIONS

    Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined as used in this Agreement:

    "Accounting Changes" is defined in Section 11.17 hereof.

    "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Equity Interests of another Person.

    "Administrative Agent" means SunTrust Bank in its capacity as contractual representative for itself and the Lenders pursuant to Article XII hereof and any successor Administrative Agent appointed pursuant to Article XII hereof.

    "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Lenders to the Borrower of the same Type and for the same Interest Period.

    "Affected Lender" is defined in Section 2.17 hereof.

    "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Units, by contract or otherwise.

    "Aggregate Revolving Loan Commitment" means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The Aggregate Revolving Loan Commitment shall not exceed Thirty Million and 00/100 Dollars ($30,000,000).

    "Agreement" means this Amended and Restated Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

    "Agreement Accounting Principles" means generally accepted accounting principles as in effect in the United States of America from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Borrower referred to in Section 6.4(B) hereof, provided, however, that, except as provided in Section 11.17, with respect to the calculation of financial ratios and other financial tests required by this Agreement, "Agreement Accounting Principles" means generally accepted accounting principles as in effect in the United States of America as of the date of this Agreement, applied in a manner consistent with that used in preparing the audited financial statements of the Borrower referred to in Section 6.4(B) hereof.

    "Agreement Not to Encumber or Transfer Property" means the agreement in substantially the form of Exhibit L hereto, to be executed by the Borrower.

    "Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

    "Applicable Commitment Fee Percentage" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.13(C)(i) hereof determined in accordance with the provisions of Section 2.13(D)(ii) hereof.

    "Applicable Eurocurrency Margin" means, as at any date of determination, the rate per annum then applicable to Eurocurrency Loans, determined in accordance with the provisions of Section 2.13 (D)(ii) hereof.

    "Applicable Floating Rate Margin" means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans, determined in accordance with the provisions of Section 2.13(D)(ii) hereof.

    "Applicable L/C Fee Percentage" means, as at any date of determination, a rate per annum equal to the Applicable Eurocurrency Margin for Revolving Loans in effect on such date.

    "Applicable Look-Back Period" means, as of any date of determination, (i) if such date is prior to the first anniversary of the Closing Date, the period from such date extending back to the Closing Date and (ii) if such date is on or after the first anniversary of the Closing Date, the immediately preceding twelve-month period.

    "Approved Fund" means, with respect to any Lender that is a fund or commingled investment vehicle that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

    "Assignment Agreement" means an assignment and acceptance agreement entered into in connection with an assignment pursuant to Section 14.3 hereof in substantially the form of Exhibit D.

    "Asset Sale" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including, without limitation, (x) by way of a sale-leaseback transaction and, (y) the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person, but not the Equity Interests of such Person) to any Person, other than the sale of Inventory in the ordinary course of business or the sale of Investments in Cash Equivalents permitted pursuant to Section 7.3(D).

    "Authorized Officer" means any of the president, chief executive officer, chief operating officer or chief financial officer of the Borrower, acting singly.

    "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or a Foreign Employee Benefit Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

    "Borrower" means Steiner Leisure Limited, a company organized under the laws of the Commonwealth of The Bahamas, together with its permitted successors and assigns, including, without limitation, a debtor-in-possession on its behalf.

    "Borrowing Date" means a date on which an Advance is made hereunder.

    "Borrowing/Election Notice" is defined in Section 2.6 hereof.

    "Business Day" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurocurrency Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Miami, Florida and New York, New York and on which dealings in Dollars are carried on in the London interbank market, and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Miami, Florida and New York, New York.

    "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Leases and Permitted Purchase Money Indebtedness) by the Borrower and its consolidated Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, Equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

    "Capital Units" means (i) in the case of a corporation, shares or corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

    "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

    "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurocurrency certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by S&P or A3 (or better) by Moody's, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days; (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to (x) investment grade securities (i.e., securities rated at least A- by S&P or at least A3 by Moody's) and (y) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 by Moody's (all such institutions being, "Qualified Institutions"); and (iv) commercial paper of Qualified Institutions; provided that the maturities of such Cash Equivalents shall not exceed three hundred sixty-five (365) days.

    "Cash Interest Expense" means, for any period, the total interest expense paid by the Borrower and its consolidated Subsidiaries, including, without limitation, (a) the interest component of Capitalized Leases, (b) commitment and letter of credit fees, (c) net payments (if any) pursuant to Hedging Arrangements relating to interest rate protection, and (d) the discount or implied interest component of Off-Balance Sheet Liabilities, but excluding interest expense not payable in cash (including amortization of discount and deferred financing fees), all as determined in conformity with Agreement Accounting Principles.

    "Change" is defined in Section 4.2 hereof.

    "Change of Control" means an event or series of events by which:

    (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Clive E. Warshaw, his spouse or one or more Persons which are, or which are owned or controlled by, Clive E. Warshaw and/or his spouse or any of their heirs or immediate family members, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, provided that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or within thirty (30) days), directly or indirectly, of thirty-five percent (35%) or more of the combined voting power of the Borrower's outstanding Capital Units ordinarily having the right to vote at an election of directors; or

    (b) the majority of the board of directors or comparable governing body of the Borrower fails to consist of Continuing Directors; or

    (c) the Borrower consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its property to any Person, or any Person consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Units of the Borrower are reclassified or changed into or exchanged for cash, securities or other property and subsection (a) above occurs with respect to such entity;

    in each case, without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld).

    "Closing Date" means June 28, 2007.

    "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

    "Commission" means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

    "Consolidated Assets" means the total assets of the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with Agreement Accounting Principles.

    "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

    "Contingent Obligation", as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

    "Continuing Director" means, with respect to any person as of any date of determination, any member of the board of directors or equivalent governing body of such Person who (a) was a member of such board of directors or governing body on the Closing Date, or (b) was nominated for election or elected to such board of directors or governing body with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election.

    "Contractual Obligation", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

    "Controlled Group" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

    "Cure Loan" is defined in Section 9.2(iii) hereof.

    "Customary Permitted Liens" means:

        Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

        Liens of landlords and lessors and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

        Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or any of its Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $4,000,000;

        Liens arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

        Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof; and

        any interest or title of the lessor in the property subject to any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

        "Decision Period" is defined in Section 7.2(P) hereto.

        "Decision Reserve" is defined in Section 7.2(P) hereto.

        "Default" means an event described in Article VIII hereof.

        "Designated Prepayment" is defined in Section 2.3(B) hereof.

        "Disclosed Litigation" means litigation set forth on Schedule 6.7 hereto.

        "Disqualified Stock" means any preferred stock and any Capital Units that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Revolving Loan Termination Date.

        "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

        "Dollar" and "$" means dollars in the lawful currency of the United States of America.

        "Dollar Amount" of any currency at any date shall mean the amount of such currency if such currency is Dollars.

        "Domestic Incorporated Subsidiary" means a Subsidiary of the Borrower organized under the laws of a jurisdiction located in the United States of America.

        "EBITDA" means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with Agreement Accounting Principles, of:

        (i) Net Income,

        plus (ii) Cash Interest Expense to the extent deducted in computing Net Income,

        plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income,

        plus (iv) depreciation expense to the extent deducted in computing Net Income,

        plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income.

        EBITDA for any period shall be calculated to be the actual amount for such period for the Borrower and its consolidated Subsidiaries; provided, (a) upon the consummation of any Permitted Acquisition, for calculations made from and after such acquisition, EBITDA shall be calculated on a pro forma basis including the target's historical EBITDA for the applicable period using historical financial statements obtained from the seller, broken down by fiscal quarter in the Borrower's reasonable judgment (the amounts from which shall be unadjusted unless adjustments thereto shall have been approved in writing by the Administrative Agent) and (b) upon the consummation of a disposition of a business permitted hereunder, for calculations made from and after such disposition, EBITDA shall be calculated on a pro forma basis excluding the historical EBITDA for the applicable period for such disposed business.

        "Environmental, Health or Safety Requirements of Law" means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

        "Environmental Lien" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

        "Environmental Property Transfer Act" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Act" or "Responsible Property Transfer Act."

        "Equipment" means all of the Borrower's and its Subsidiaries' present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than the Borrower's or the respective Subsidiaries' Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

        "Equity Interests" means Capital Units and all warrants, options or other rights to acquire Capital Units (but excluding any debt security that is convertible into, or exchangeable for, Capital Units).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

        "euro" means the euro referred to in the Council Regulation (E.C.) No. 1103/97 dated 17 June 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

        "Eurocurrency Base Rate" means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period, either (i) the rate of interest per annum equal to the rate for deposits in Dollars in the approximate amount of the Administrative Agent's pro rata share of such Eurocurrency Base Rate Advance with a maturity approximately equal to the applicable Interest Period for such Eurocurrency Rate Advance which appears on Telerate Page 3740 or Telerate Page 3750, as applicable, or, if there is more than one such rate, the average of such rates rounded to the nearest 1/100 of 1%, as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (ii) if no such rate of interest appears on Telerate Page 3740 or Telerate Page 3750, as applicable, for any specified Interest Period, the rate at which deposits in Dollars are offered by the Administrative Agent to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of the Administrative Agent's pro rata share of such Eurocurrency Rate Advance and having a maturity approximately equal to such Interest Period, in each case adjusted for full Reserves. The terms "Telerate Page 3740" and "Telerate Page 3750" mean the display designated as "Page 3740" and "Page 3750", as applicable, on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3740 or Page 3750, as applicable, on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association interest rate settlement rates for the relevant currency). Any Eurocurrency Base Rate determined on the basis of the rate displayed on Telerate Page 3740 or Telerate Page 3750 in accordance with the foregoing provisions of this subparagraph shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such service.

        "Eurocurrency Payment Office" of the Administrative Agent shall mean, any agency, branch or Affiliate of the Administrative Agent, specified as the "Eurocurrency Payment Office" in Exhibit A-1 hereto, or such other agency, branch, Affiliate or correspondence bank of the Administrative Agent, as it may from time to time specify to the Borrower and each Lender as its Eurocurrency Payment Office.

        "Eurocurrency Rate" means, with respect to a Loan for the relevant Interest Period, the Eurocurrency Base Rate applicable to such Interest Period plus the then Applicable Eurocurrency Margin, changing as and when the Applicable Eurocurrency Margin changes.

        "Eurocurrency Rate Advance" means an Advance which bears interest at the Eurocurrency Rate.

        "Eurocurrency Rate Loan" means a Loan which bears interest at the Eurocurrency Rate.

        "Excluded Proceeds" is defined in Section 7.2(P) hereto.

        "Facility Termination Date" shall mean the date on which all of the all of the Secured Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Holders of Secured Obligations (or any affiliate thereof) have been terminated.

        "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Miami time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

        "Financing" means, with respect to any Person, the issuance or sale by such Person of any Disqualified Stock, Equity Interests of such Person or any Indebtedness consisting of debt securities of such Person.

        "Fixed Charge Coverage Ratio" is defined in Section 7.4(C) hereof.

        "Floating Rate" means, for any one day for any Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the then Applicable Floating Rate Margin.

        "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

        "Floating Rate Loan" means a Loan, or portion thereof, which bears interest at the Floating Rate.

        "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower, any of its Subsidiaries or any members of its Controlled Group and is not covered by ERISA pursuant to ERISA Section 4(b)(4).

        "Foreign Incorporated Subsidiary" means a Subsidiary of the Borrower which is not a Domestic Incorporated Subsidiary.

        "Foreign Pension Plan" means any employee benefit plan as described in Section 3(3) of ERISA for which the Borrower or any member of its Controlled Group is a sponsor or administrator and which (i) is maintained or contributed to for the benefit of employees of the Borrower, any of its Subsidiaries or any member of its Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

        "Fundamental Change" is defined in Section 7.3(I).

        "Funded Debt" of a Person means such Person's (a) Indebtedness minus (b) Hedging Obligations minus (c) Contingent Obligations with respect to surety or performance bonds or similar instruments minus (d) Contingent Obligations with respect to obligations otherwise permitted to be incurred hereunder.

        "Further Assurances and Cooperation Agreement" means the agreement in substantially the form of Exhibit J hereto, to be executed by the Borrower.

        "Governmental Acts" is defined in Section 3.10(A) hereof.

        "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

        "Gross Negligence" means recklessness, or actions taken or omitted with conscious indifference to or the complete disregard of consequences or rights of others affected. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Borrower, the Administrative Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

        "Hedging Agreements" is defined in Section 7.3(P) hereof.

        "Hedging Arrangements" is defined in the definition of "Hedging Obligations" below.

        "Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions ("Hedging Arrangements"), and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing.

        "Holders of Secured Obligations" means the holders of the Secured Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Issuing Bank in respect of Reimbursement Obligations owed to it, (iii) the Administrative Agent, the Lenders and the Issuing Bank in respect of all other present and future obligations and liabilities of the Borrower or any of its Subsidiaries (including, without limitation, the Borrower) of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Indemnitee in respect of the obligations and liabilities of the Borrower or any of its Subsidiaries to such Person hereunder or under the other Loan Documents, (v) each Lender (or Affiliate thereof), in respect of all Hedging Obligations of the Borrower and its Subsidiaries to such Lender (or such Affiliate) as exchange party or counterparty under any Hedging Agreements, and (vi) their respective successors, transferees and assigns.

        "Home Country" is defined in Section 6.1(a).

        "Indebtedness" of a Person means, without duplication, such Person's (a) obligations for borrowed money, including, without limitation, subordinated indebtedness, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) obligations with respect to letters of credit and letter of credit reimbursement arrangements, (h) Hedging Obligations, (i) Off-Balance Sheet Liabilities, and (j) Disqualified Stock. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

        "Indemnified Matters" is defined in Section 11.7(B) hereof.

        "Indemnitees" is defined in Section 11.7(B) hereof.

        "Initial Loan Parties" is defined in Section 5.1(ii)(1) hereof.

        "Insolvency Event" is defined in Section 11.16 hereof.

        "Intercompany Indebtedness" is defined in Section 11.16 hereof.

        "Interest Period" means with respect to a Loan, a period of one (1), two (2), three (3) or six (6) months or such longer periods as may be available and agreed to by all of the Lenders, commencing on a Business Day selected by the Borrower on which a Eurocurrency Rate Advance is made to such Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months (or such other applicable period) thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth or other applicable succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth or other applicable succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

        "Inventory" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrower or any of its consolidated Subsidiaries, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of the Borrower or any of its Subsidiaries, and shall include all right, title and interest of the Borrower or any of its Subsidiaries in any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by the Borrower or any of its Subsidiaries.

        "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

        "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

        "Issuing Bank" means SUNTRUST BANK or any of its Affiliates in its separate capacity as an issuer of Letters of Credit pursuant to Section 3.1.

        "L/C Documents" is defined in Section 3.4(i) hereof.

        "L/C Draft" means a draft drawn on the Issuing Bank pursuant to a Letter of Credit.

        "L/C Interest" is defined in Section 3.6 hereof.

        "L/C Obligations" means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the amount equal to the stated amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate amount equal to the stated amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

        "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

        "Lending Installation" means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

        "Letter of Credit" means the standby letters of credit (a) to be issued by the Issuing Bank pursuant to Section 3.1 hereof or (b) deemed issued by the Issuing Bank pursuant to Section 3.2 hereof.

        "Leverage Ratio" is defined in Section 7.4(A) hereof.

        "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, security interest, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

        "Loan(s)" means, with respect to a Lender, such Lender's portion of any Advance made pursuant to Section 2.1, and all Revolving Loans, whether made or continued as or converted to Floating Rate Loans, Eurocurrency Rate Loans or otherwise.

        "Loan Account" is defined in Section 2.11 hereof.

        "Loan Documents" means this Agreement, the Subsidiary Guaranties, the Reaffirmations, and all other documents, instruments, promissory notes and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

        "Loan Parties" means the Initial Loan Parties and each additional Subsidiary Guarantor after the Closing Date.

        "Margin Stock" shall have the meaning ascribed to such term in Regulation U.

        "Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the collective ability of the Borrower and its Subsidiaries to perform their respective obligations under the Loan Documents, or (c) the ability of the Lenders or the Administrative Agent to enforce the Obligations.

        "Material Domestic Subsidiary" means each Material Subsidiary of the Borrower that is a Domestic Incorporated Subsidiary.

        "Material Subsidiary" means each consolidated Subsidiary of the Borrower (a) the total assets of which exceed, as at the end of any calendar quarter or, in the case of the consummation of a Permitted Acquisition, at the time of consummation of such Permitted Acquisition (calculated by the Borrower on a pro forma basis taking into account the consummation of such Permitted Acquisition), three percent (3%) of the Consolidated Assets of the Borrower and its consolidated Subsidiaries or (b) the total Net Income of which exceed, as at the end of any calendar quarter or, in the case of the consummation of a Permitted Acquisition, at the time of consummation of such Permitted Acquisition (calculated by the Borrower on a pro forma basis taking into account the consummation of such Permitted Acquisition), three percent (3%) of the Net Income of the Borrower and its consolidated Subsidiaries.

        "Moody's" means Moody's Investors Service, Inc., and any successor thereto.

        "Multiemployer Plan" means a "Multiemployer Plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

        "National Currency Unit" means the unit of currency (other than a euro) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.

        "Net Cash Proceeds" means, with respect to any Asset Sale or Financing by any Person, (a) cash or Cash Equivalents (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale) or Financing, after (i) provision for all income or other taxes measured by or resulting from such Asset Sale or Financing, (ii) payment of all brokerage commissions and other fees and expenses and commissions related to such Asset Sale or Financing, (iii) all amounts used to repay Indebtedness (and any premium or penalty thereon) secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness or by applicable law) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, provided, that such deduction shall not exceed ten percent (10%) of the total purchase price of such Asset Sale; and (b) cash or Cash Equivalents payments in respect of any other consideration received by such Person or any Subsidiary of such Person from such Asset Sale or Financing upon receipt of such cash payments by such Person or such Subsidiary; provided, further, that in each of clauses (a) and (b) above, cash or Cash Equivalents received by such Person or any of its Subsidiaries pursuant to indemnification provisions in favor of such Person or its Subsidiaries and provisions for reimbursement of costs and expenses actually incurred by such Person or its Subsidiaries in connection with any Asset Sale (but whether or not incurred at the time of closing) shall not be deemed "Net Cash Proceeds".

        "Net Income" means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

        "New Subsidiary" is defined in Section 7.3(G).

        "Non-Obligor Subsidiary" means any Subsidiary of the Borrower which is not a Subsidiary Guarantor.

        "Non Pro Rata Loan" is defined in Section 9.2 hereof.

        "Non-U.S. Lender" is defined in Section 2.13(E)(vi).

        "Notice of Assignment" is defined in Section 14.3(B) hereof.

        "Obligated Entity" is defined in Section 11.16 hereof.

        "Obligations" means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Administrative Agent, any Lender, the Issuing Bank, any Affiliate of the Administrative Agent or any Lender, the Issuing Bank, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents, or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

        "Off-Balance Sheet Liabilities" of a Person means, without duplication, (a) Receivables Facility Attributed Indebtedness and any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or any other obligation of the Borrower or such transferor to purchasers/transferees of interests in Receivables or notes receivable or the agent for such purchasers/transferees), (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so-called "synthetic" lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

        "Other Taxes" is defined in Section 2.13(E)(ii) hereof.

        "Participants" is defined in Section 14.2(A) hereof.

        "Payment Date" means the last Business Day of each March, June, September and December, the Termination Date and the Facility Termination Date.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Permitted Acquisition" is defined in Section 7.3(G) hereof.

        "Permitted Existing Contingent Obligations" means the Contingent Obligations of the Borrower and its Subsidiaries identified as such on Schedule 1.1.4 to this Agreement.

        "Permitted Existing Indebtedness" means the Indebtedness of the Borrower and its Subsidiaries identified as such on Schedule 1.1.1 to this Agreement.

        "Permitted Existing Investments" means the Investments of the Borrower and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

        "Permitted Existing Liens" means the Liens on assets of the Borrower and its Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

        "Permitted Purchase Money Indebtedness" is defined in Section 7.3(A)(vi) hereof.

        "Permitted Refinancing Indebtedness" means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, subordination, events of default and remedies) materially less favorable to the Borrower, its Subsidiaries or the Lenders than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

        "Person" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" means an employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

        "Prime Rate" means the prime rate of interest announced by the Administrative Agent from time to time (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

        "Prior Agreement" is defined in the first paragraph hereof.

        "Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (A) the sum of such lender's Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Revolving Loan Commitment at such time; provided, however, if the Aggregate Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of (A) such Lender's Revolving Loans, plus (B) such Lender's share of the obligations to purchase participations in Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of all Revolving Loans, plus (B) the aggregate outstanding amount of all Letters of Credit.

        "Purchasers" is defined in Section 14.3(A)(i) hereof.

        "Rate Option" means the Eurocurrency Rate or the Floating Rate, as applicable.

        "Reaffirmation" means a Reaffirmation in substantially the form of Exhibit H hereto, to be executed by each Subsidiary Guarantor, and pursuant to which each Subsidiary Guarantor shall reaffirm its obligations under the Subsidiary Guaranty previously executed by it.

        "Receivable(s)" means all of the Borrower's and its consolidated Subsidiaries' presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower or its Subsidiaries, as applicable, to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

        "Receivables Facility Attributed Indebtedness" means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

        "Register" is defined in Section 14.3(C) hereof.

        "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

        "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

        "Reimbursement Obligation" is defined in Section 3.7 hereof.

        "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

        "Rentals" means (i) the aggregate fixed amounts payable by the Borrower and its Subsidiaries on a consolidated basis under any lease of land-based real or personal property, but excluding any amounts payable under Capitalized Leases plus (ii) the minimum maritime concessions payable under the cruise line agreements to which the Borrower and its Subsidiaries are parties, as described in the notes to the Borrower's 10-K. The minimum maritime concessions for the then-current fiscal year will be determined based on the amount indicated in the notes of the previous year's 10-K (which amount shall be divided by four for purposes of determining quarterly covenant compliance).

        "Replacement Lender" is defined in Section 2.17 hereof.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

        "Request For Letter of Credit" is defined in Section 3.4(i).

        "Required Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any of the Lenders shall have failed to fund its Revolving Loan Pro Rata Share of (i) any Revolving Loan requested by the Borrower, or (ii) any Revolving Loan required to be made in connection with reimbursement for any L/C Obligations, which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Required Lenders" means Lenders (excluding all Lenders whose failure to fund their respective Revolving Loan Pro Rata Shares of such Revolving Loans has not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; provided further, however, that, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement, "Required Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and L/C Obligations are greater than fifty percent (50%).

        "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, the Higher Education Act, the Safety of Life at Sea Convention, the International Business Corporations Act, the Securities Industry Act, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law, in each case, as amended.

        "Reserves" shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to "Eurocurrency liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Loans, is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

        "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in the Borrower's or such Subsidiary's Capital Units (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Units, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other Equity Interests of the Borrower or any Subsidiary (other than Disqualified Stock), (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness other than the Obligations, and (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Equity Interests of the Borrower or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission and (v) any payment in respect of a purchase price adjustment, earn-out or other similar form of contingent purchase price.

        "Revolving Credit Availability" means, at any particular time, the amount by which (x) the Aggregate Revolving Loan Commitment at such time exceeds (y) the Dollar Amount of the Revolving Credit Obligations outstanding at such time.

        "Revolving Credit Obligations" means, at any particular time, the sum of (i) the outstanding principal Dollar Amount of the Revolving Loans at such time, plus (ii) the outstanding L/C Obligations at such time.

        "Revolving Loan" is defined in Section 2.2 hereof.

        "Revolving Loan Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading "Revolving Loan Commitment" or the signature page of the assignment and acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and acceptance.

        "Revolving Loan Note" means a promissory note in substantially the form of Exhibit I hereto, to be executed by the Borrower.

        "Revolving Loan Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (A) the then aggregate amount of such Lender's Revolving Loan Commitment (as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then "Revolving Loan Pro Rata Share" means the percentage obtained by dividing (x) the sum of (A) such Lender's Revolving Loans, plus (B) such Lender's share of the obligations to purchase participations in Letters of Credit, L/C Drafts and unreimbursed drawings under Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of all Revolving Loans, plus (B) the aggregate outstanding Dollar Amount of all Letters of Credit, L/C Drafts and unreimbursed drawings under Letters of Credit.

        "Revolving Loan Termination Date" means July 2, 2010.

        "Risk-Based Capital Guidelines" is defined in Section 4.2 hereof.

        "S&P" means Standard & Poor's Ratings Group, a division of The Mc-Graw Hill Companies, Inc., and any successor thereto.

        "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Hedging Obligations owing under Hedging Agreements to any Lender or any Affiliate of any Lender.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

        "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

        "Solvent" means, when used with respect to any Person, that at the time of determination:

          the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

          it is then able and expects to be able to pay its debts as they mature; and

          it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

    With respect to contingent liabilities (such as litigation, guaranties and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

    "Subsidiary" of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" means a Subsidiary of the Borrower.

    "Subsidiary Guarantor" means, without duplication, (i) each Material Subsidiary as of the Closing Date and (ii) each New Subsidiary or Subsidiary which becomes a Material Subsidiary after the Closing Date or which otherwise becomes a guarantor of the Obligations hereunder in accordance with the terms of Section 7.2(J).

    "Subsidiary Guaranty" means a Guaranty (together with any and all supplements thereto) executed from time to time by each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations, as amended, restated, supplemented or otherwise modified from time to time, in a form acceptable to the Administrative Agent and its counsel.

    "SunTrust Bank" means SunTrust Bank, in its capacity as Lender hereunder.

    "Taxes" is defined in Section 2.13(E)(i) hereof.

    "Tax Indemnity Agreement" means the agreement in substantially the form of Exhibit K hereto, to be executed by the Borrower.

    "Termination Date" means the earlier of (a) the Revolving Loan Termination Date, and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 9.1 hereof.

    "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of the Borrower or any member of the Controlled Group; (iii) the imposition of an obligation on the Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan or Foreign Pension Plan; (v) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) that a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan in place of the existing administrator, or (vii) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan or Foreign Pension Plan.

    "Total Exposure" means the outstanding principal amount of the Revolving Loan.

    "Transferee" is defined in Section 14.5 hereof.

    "Treasury Shares" means capital stock of the Borrower that is fully paid and non-assessable, legally issued and reacquired by the Borrower.

    "Type" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Rate Loan.

    "Unfunded Liabilities" means (i) in the case of Single Employer Plans, the amount (if any) by which the aggregate accumulated benefit obligations exceeds the aggregate fair market value of assets of present value of all vested nonforfeitable benefits under all Single Employer Plans as of the most recent measurement date, all as determined under FAS 87 using the methods and assumptions used by the Borrower for financial accounting purposes, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

    "Unmatured Default" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

    "Weighted Average Life to Maturity" means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "2006 Financial Statements" is defined in Section 5.1(6) hereof.

    The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date hereof. Unless specifically stated otherwise, each use of the term "federal" shall refer to the federal government of the United States of America and each use of the term "state" shall refer to a state thereof.

    References. Any references to the Borrower's Subsidiaries shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

    Supplemental Disclosure. At any time at the request of the Administrative Agent and at such additional times as the Borrower determines, the Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. Notwithstanding that any such supplement to such schedule or representation may disclose the existence or occurrence of events, facts or circumstances which are either prohibited by the terms of this Agreement or any other Loan Documents or which result in the breach of any representation or warranty, such supplement to such schedule or representation shall not be deemed either an amendment thereof or a waiver of such breach unless expressly consented to in writing by Administrative Agent and the Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Administrative Agent or any Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits, baskets or similar restrictions contained in this Agreement or any of the other Loan Documents.

    Rounding and Other Consequential Changes. Without prejudice to any method of conversion or rounding prescribed by any legislative measures of the Council of the European Union, each reference in this Agreement to a fixed amount or to fixed amounts in a National Currency Unit to be paid to or by the Administrative Agent shall be replaced by a reference to such comparable and convenient fixed amount or fixed amounts in euro as the Administrative Agent may from time to time specify unless such National Currency Unit remains available and the Borrower and the Administrative Agent agree to use such National Currency Unit instead of the euro.

  THE REVOLVING LOAN FACILITIES

    Revolving Loans.

      Amount of Revolving Loans. Upon the satisfaction of the applicable conditions precedent set forth in Article V, from and including the Closing Date and prior to the Revolving Loan Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in a Dollar Amount not to exceed such Lender's Revolving Loan Pro Rata Share of Revolving Credit Availability at such time (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans"); provided, however, at no time shall the Revolving Credit Obligations exceed the Dollar Amount of the Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. Revolving Loans made after the third (3rd) Business Day after the Closing Date shall be, at the option of the Borrower, selected in accordance with Section 2.9, as either Floating Rate Loans or Eurocurrency Rate Loans. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans. Each Advance under this Section 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Revolving Loan Pro Rata Share.

      Borrowing/Election Notice. The Borrower shall deliver to the Administrative Agent Borrowing/Election Notices, signed by it, in accordance with the terms of Section 2.6.

      Making of Revolving Loans. Promptly after receipt of any Borrowing/Election Notice under Section 2.6 in respect of Revolving Loans, the Administrative Agent shall notify each Lender with a Revolving Loan Commitment greater than zero by telex or telecopy, or other similar form of transmission, of the requested Revolving Loan. Each such Lender shall make available its Revolving Loan in accordance with the terms of Section 2.6. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent's office in Miami, Florida on the applicable Borrowing Date and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date

    Rate Options for all Advances; Maximum Interest Periods. The Revolving Loans may be Floating Rate Advances or Eurocurrency Rate Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.7. The Borrower may select, in accordance with Section 2.7, Rate Options and Interest Periods applicable to portions of the Revolving Loans; provided, that there shall be no more than six (6) Interest Periods in effect with respect to all of the Loans at any time.

    Optional Pre-Payments; Mandatory and Designated Prepayments.

      Optional Pre-Payments. Revolving Loans. The Borrower may voluntarily prepay or repay Revolving Loans constituting Floating Rate Advances at any time and Revolving Loans constituting Eurocurrency Rate Advances with at least three (3) Business Days' prior written notice and subject to the indemnification provisions contained in Section 4.4, but, in either case, without any minimum amount requirements.

      Application of Designated Prepayments. Each mandatory prepayment required by Section 7.2(P) shall be referred to herein as a "Designated Prepayment." Designated Prepayments shall be allocated and applied to the Obligations as follows: (1) the amount of each Designated Prepayment shall be applied to repay Revolving Loans (but shall not reduce Revolving Loan Commitments), and (2) following the payment in full of the Revolving Loans, the amount of each Designated Prepayment shall be applied first to interest on the Reimbursement Obligations, then to principal on the Reimbursement Obligations, then to fees on account of Letters of Credit and then, to the extent any L/C Obligations are contingent, deposited with the Administrative Agent as cash collateral in respect of such L/C Obligations.

      Mandatory Prepayment of Revolving Loans. If at any time and for any reason the Dollar Amount of the Revolving Credit Obligations are greater than the Aggregate Revolving Loan Commitment, the Borrower shall immediately make a mandatory prepayment of the Revolving Credit Obligations in an amount equal to such excess.

      Application of Prepayments. On the date any Designated Prepayments or any prepayment under Clause (B) above is received by the Administrative Agent, such prepayment shall be applied first to any Loans maturing on such date and then to subsequently maturing Loans in order of maturity.

    Reduction of Revolving Loan Commitments. The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum Dollar Amount of $500,000 with respect to each such Revolving Loan Commitment and integral multiples of $100,000 in excess of that amount with respect to each such Revolving Loan Commitment (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least one (1) Business Day's prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Revolving Credit Obligations.

    All accrued commitment fees shall be payable on the effective date of any termination of all or any part of the obligations of the Lenders to make Loans hereunder.

    Method of Borrowing. Subject to the provisions of Section 2.6 below, not later than 1:00 p.m. (Miami time) on each Borrowing Date, each Lender with a Revolving Loan Commitment shall make available its Revolving Loan, in immediately available funds to the Administrative Agent at its address specified pursuant to Article XV, unless the Administrative Agent has notified the Lenders that such Loan is to be made available to the Borrower at the Administrative Agent's Eurocurrency Payment Office, in which case each Lender shall make available its Loan or Loans, in funds immediately available to the Administrative Agent at its Eurocurrency Payment Office, not later than 1:00 pm (local time in the city of the Administrative Agent's Eurocurrency Payment Office). The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

    Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a "Borrowing/Election Notice") not later than 11:00 a.m. (Miami time) (a) on or before the Borrowing Date of each Floating Rate Advance and (b) three (3) Business Days before the Borrowing Date for each Eurocurrency Rate Advance specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected (which Type shall be limited to Eurocurrency Rate Loans and Floating Rate Loans); and (iv) in the case of each Eurocurrency Rate Advance, the Interest Period applicable thereto. The Borrower shall select Interest Periods so that, to the best of the Borrower's knowledge, it will not be necessary to prepay all or any portion of any Eurocurrency Rate Loan prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate, changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate and the Applicable Floating Rate Margin. Each Eurocurrency Rate Advance shall bear interest at the Eurocurrency Rate, from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurocurrency Rate Advance and shall change as and when the Applicable Eurocurrency Margin changes.

    Minimum Amount of Each Advance. Each Advance (other than a Reimbursement Obligation) shall be in the minimum Dollar Amount of $500,000 and in Dollar Amount multiples of $100,000 if in excess thereof; provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

    Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

      Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.3 and this Section 2.8, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurocurrency Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

      Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurocurrency Rate Loans. Eurocurrency Rate Loans shall continue as Eurocurrency Rate Loans until the end of the then applicable Interest Period therefor, at which time Eurocurrency Rate Loans s shall be automatically converted into Floating Rate Loans unless the Borrower shall have given the Administrative Agent notice in accordance with Section 2.8(D) requesting that, at the end of such Interest Period, such Eurocurrency Rate Loans continue as a Eurocurrency Rate Loan.

      No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.8(A) or Section 2.8(B), no Loan may be converted into or continued as a Eurocurrency Rate Loan (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

      Borrowing/Election Notice. The Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing/Election Notice") of each conversion of a Floating Rate Loan into a Eurocurrency Rate Loan or continuation of a Eurocurrency Rate Loan not later than 11:00 a.m. (Miami time) three (3) Business Days prior to the date of the requested conversion or continuation, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurocurrency Rate Loan(s), if applicable, into which such Loan is to be converted or continued and the duration of the Interest Period applicable thereto.

    Default Rate. After the occurrence and during the continuance of a Default, at the option of the Administrative Agent or at the direction of the Required Lenders, the interest rate(s) applicable to the Obligations and all other fees (including the fees payable under Section 3.8 with respect to Letters of Credit) shall be equal to (x) the interest rates and fees calculated based on the maximum (Level V Status) Applicable Floating Rate Margins, Applicable Eurocurrency Margins and Applicable Commitment Fee Percentage, as applicable, under the pricing grid set forth in Section 2.13(D)(ii) plus (y) two percent (2.00%) per annum for all such Obligations and fees; and

    Method of Payment. All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.13(E)), in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XV in immediately available funds, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (Miami time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Each reference to the Administrative Agent in this Section 2.10 shall also be deemed to refer, and shall apply equally, to the Issuing Bank, in the case of payments required to be made by the Borrower to the Issuing Bank pursuant to Article III.

    Evidence of Debt.

      Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Indebtedness of the Borrower to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

      Register. The Register maintained by the Administrative Agent pursuant to Section 14.3(C) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder and the Interest Period, if any, applicable thereto, (ii) the amount and the currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 14.3, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

      Entries in Loan Account and Register. The entries made in the Loan Account, the Register and the other accounts maintained pursuant to subsections (A) or (B) of this Section shall be conclusive and binding for all purposes, absent manifest error, unless the Borrower objects to information contained in the Loan Accounts, the Register or the other accounts within thirty (30) days of the Borrower's receipt of such information; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

      Notes Issued Upon Request. Any Lender may request that the Revolving Loans made by it each be evidenced by a promissory note in substantially the form of Exhibit I to evidence such Lender's Revolving Loans. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and in a form approved by the Administrative Agent and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 14.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

      Acceptance of Promissory Notes. Each Lender authorizes the Administrative Agent to accept on its behalf delivery of the promissory notes executed by the Borrower in its favor.

    Telephonic Notices. The Borrower authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to the Borrower upon its request therefor.

    Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts.

      Promise to Pay. The aggregate amount of all outstanding Advances shall be paid in full by the Borrower on the earlier of (i) the Termination Date and (ii) the Facility Termination Date. The Borrower unconditionally promises to pay when due the principal amount of each individual Advance and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

      Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date (commencing with the first such date to occur after the date hereof), upon any prepayment, whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurocurrency Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Rate Loan having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

      Commitment Fees; Fee Letter.

        The Borrower shall pay to the Administrative Agent, for the account of the Lenders (a) in accordance with their Revolving Loan Pro Rata Shares, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee accruing at the rate of the then Applicable Commitment Fee Percentage, on the average daily amount by which (A) the Aggregate Revolving Loan Commitment in effect from time to time exceeds (B) the Revolving Credit Obligations in effect from time to time. All such commitment fees payable under this clause (C)(i) shall be payable quarterly in arrears on each Payment Date occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on June 30, 2007), and, in addition, on any date on which the Aggregate Revolving Loan Commitment shall be terminated in whole.

        The Borrower agrees to pay to the Administrative Agent for the sole account of the Administrative Agent the fees set forth in the letter agreement between the Administrative Agent and the Borrower dated May 30, 2007, payable at the times and in the amounts set forth therein.

      Interest and Fee Basis, Applicable Floating Rate Margins, Applicable Eurocurrency Margins and Applicable Commitment Fee Percentage.

        Interest on all Loans for which the Prime Rate is the basis shall be calculated for actual days elapsed on the basis of a 365 day year. Interest on all other Loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Miami time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

        The Applicable Floating Rate Margins, Applicable Eurocurrency Margins and Applicable Commitment Fee Percentage shall be determined from time to time by reference to the table set forth below, on the basis of the then applicable Leverage Ratio as described in this Section 2.13(D)(ii):

Status	Leverage Ratio	Applicable Eurocurrency Margin	Applicable Commitment Fee Percentage	Applicable Floating Rate Margin
Level I	Less than 1.00 to 1.00	1.25%	0.325%	-1.25.00%
Level II	Greater than or equal to 1.00 to 1.00 and Less than 1.50 to 1.00	1.75%	0.375%	-0.75%
Level III	Greater than or equal to 1.50 to 1.00 and Less than 2.00 to 1.00	2.25%	0.50%	-0.25%

        For purposes of this Section 2.13D)(ii), the Leverage Ratio shall be calculated as provided in Section 7.4(A). Upon receipt of the financial statements delivered pursuant to Sections 7.1(A)(ii) or (A)(iii), as applicable, the Applicable Floating Rate Margins, Applicable Eurocurrency Margins and Applicable Commitment Fee Percentage shall be adjusted, such adjustment being effective three (3) Business Days following the Administrative Agent's receipt of such financial statements and the compliance certificate required to be delivered in connection therewith pursuant to Section 7.1(A)(iv); provided, that if the Borrower shall not have timely delivered its financial statements in accordance with Section 7.1(A)(ii) or (A)(iii), as applicable, then commencing on the date upon which such financial statements should have been delivered and continuing until three (3) Business Days following the date such financial statements are actually delivered, the Applicable Floating Rate Margins, Applicable Eurocurrency Margins and Applicable Commitment Fee Percentage shall be the Applicable Floating Rate Margins, Applicable Eurocurrency Margins and applicable Commitment Fee Percentage corresponding to Level III Status under the pricing grid set forth in this Section 2.13(D)(ii).

        Notwithstanding anything herein to the contrary, from the Closing Date to but not including the third (3rd) Business Day following receipt of the Borrower's financial statements delivered pursuant to Section 7.1(A)(ii) and the compliance certificate required to be delivered in connection therewith pursuant to Section 7.1(A)(iv) for the fiscal quarter ending June 30, 2007, the Applicable Floating Rate Margins, Applicable Eurocurrency Margins and Applicable Commitment Fee Percentage shall be those corresponding to Level I Status.

      Taxes.

        Any and all payments by the Borrower hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any interest, penalties and liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or the Administrative Agent's, as the case may be, net income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or to which they are otherwise subject (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 2.13(E)) such Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain the affected Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Revolving Loan Commitments of such Lender.

        In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as "Other Taxes").

        The Borrower indemnifies each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.13(E)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. If the Taxes or Other Taxes with respect to which the Borrower has made either a direct payment to the taxation or other authority or an indemnification payment hereunder are subsequently refunded to any Lender, such Lender will return to the Borrower, if no Event of Default has occurred and is continuing, an amount equal to the lesser of the indemnification payment or the refunded amount. A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.13(E) submitted to the Borrower and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled.

        Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

        Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13(E) shall survive the payment in full of all Obligations, the termination of the Letters of Credit and the termination of this Agreement.

        Each Lender (including any Replacement Lender or Purchaser) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 14.3 hereof (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (1) two (2) duly completed copies of either (A) IRS Form W-8BEN, or (B) IRS Form W-8ECI, or in either case an applicable successor form; or (2) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms listed in clause (vi)(1), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an "Exemption Certificate") and (y) two (2) duly completed copies of IRS Form W-8BEN or applicable successor form. Each such Lender further agrees to deliver to the Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Borrower and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Administrative Agent pursuant to this Section 2.13(E)(vi). Further, each Lender which delivers a form or certificate pursuant to this clause (vi) covenants and agrees to deliver to the Borrower and the Administrative Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).

        Each Lender shall promptly furnish to the Borrower and the Administrative Agent such additional documents as may be reasonably required by the Borrower or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender. Notwithstanding any other provision of this Section 2.13(E), the Borrower shall not be obligated to gross up any payments to any Lender pursuant to Section 2.13(E)(i), or to indemnify any Lender pursuant to Section 2.13(E)(iii), in respect of United States federal withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to Section 2.13(E)(vi), (y) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to Section 2.13(E)(i), and to indemnify any such Lender pursuant to Section 2.13(E)(iii), in respect of United States federal withholding taxes if (x) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (y) the redesignation of the Lender's Lending Installation was made at the request of the Borrower or (z) the obligation to gross up payments to any such Lender pursuant to Section 2.13(E)(i), or to indemnify any such Lender pursuant to Section 2.13(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of the Borrower.

        Upon the request, and at the expense of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to this Section 2.13(E), shall reasonably afford the Borrower the opportunity to contest, and shall reasonably cooperate with the Borrower in contesting, the imposition of any Tax or Other Tax giving rise to such payment; provided, that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation (for the benefit of such Lender and no other Person) to pay such amounts to such Lender pursuant to this Agreement; and (ii) the Borrower shall reimburse such Lender for its reasonable attorneys' and accountants' fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Tax or Other Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

    Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing/Election Notice, and repayment notice received by it hereunder. The Administrative Agent will notify the Borrower and each Lender of the interest rate applicable to each Loan promptly upon determination of such interest rate.

    Lending Installations. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

    Replacement of Certain Lenders. In the event a Lender ("Affected Lender") shall have: (i) failed to fund its Revolving Loan Pro Rata Share of any Advance requested by the Borrower, which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under Sections 2.13(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 4.2 claiming that such Lender is unable to extend Eurocurrency Rate Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section 11.2; then, in any such case, after engagement of one or more "Replacement Lenders" (as defined below) by the Borrower and/or the Administrative Agent, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 14.3(A) which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, L/C Drafts and unreimbursed drawings under Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with Section 14.3. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Administrative Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. With respect to any such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.13(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.13(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.17; provided that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13(E), 4.1, 4.2, 4.4, and 11.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 12.8. Upon the replacement of any Affected Lender pursuant to this Section 2.17, the provisions of Section 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Revolving Loan Pro Rata Share and which failure has not been cured.

    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's main office in the applicable local jurisdiction on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 14.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

  THE LETTER OF CREDIT FACILITY

    Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower through such Issuing Bank's branches as it and the Borrower may jointly agree, one or more Letters of Credit denominated in Dollars in accordance with this Article III, from time to time during the period, commencing on the Closing Date and ending on the Business Day that is five (5) Business Days prior to the Termination Date.

    [RESERVED]

    Types and Amounts. The Issuing Bank shall not have any obligation to and shall not:

        issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder and calculated as of the date of issuance of any Letter of Credit, (a) the Dollar Amount of the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, or (b) the aggregate outstanding amount of the L/C Obligations would exceed $10,000,000 at all times; or

        issue (or amend) any Letter of Credit which has an expiration date later than the date which is the earlier of (x) one (1) year after the date of issuance thereof or (y) five (5) Business Days immediately preceding the Termination Date; provided, that any Letter of Credit with a one year tenor may provide for the renewal thereof for additional one year periods (which in no event shall extend beyond the date referred to in clause (y) above).

    Conditions. In addition to being subject to the satisfaction of the applicable conditions contained in Article V, the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

        The Borrower shall have delivered to the Issuing Bank (at such times and in such manner as such Issuing Bank may reasonably prescribe) and the Administrative Agent, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto (each such request a "Request For Letter of Credit"), duly executed applications for such Letter of Credit (which shall contain terms consistent with this Agreement), and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the "L/C Documents"), and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

        as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

    Procedure for Issuance of Letters of Credit.

      Issuance. Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Article V hereof have been satisfied, the Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with such Issuing Bank's usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Article V hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Lender or has knowledge that the applicable conditions have not been met.

      Notice. The Issuing Bank shall give the Administrative Agent and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit, provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

      No Amendment. The Issuing Bank shall not extend or amend any Letter of Credit unless the requirements of this Section 3.5 are met as though a new Letter of Credit was being requested and issued.

    Letter of Credit Participation. Immediately upon the issuance of each Letter of Credit hereunder, each Lender with a Revolving Loan Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of such Issuing Bank thereunder (collectively, an "L/C Interest") in the amount available for drawing under such Letter of Credit multiplied by such Lender's Revolving Loan Pro Rata Share. The Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which the Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent or the Issuing Bank, each Lender shall make payment to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds in an amount equal to such Lender's Revolving Loan Pro Rata Share of such payment or draw. The obligation of each Lender to reimburse the Issuing Bank under this Section 3.6 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.6, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Issuing Bank for such amount in accordance with this Section 3.6.

    Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Administrative Agent, for the account of the Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "Reimbursement Obligation" with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by the Borrower no later than the Business Day on which the Issuing Bank makes payment of each such L/C Draft or, if the Borrower shall have received notice of a Reimbursement Obligation later than 12:00 p.m. (Miami time), on any Business Day or on a day which is not a Business Day, no later than 12:00 p.m. (Miami time), on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of such Issuing Bank. If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.7, the Borrower shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute an Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to an Advance.

    Letter of Credit Fees. The Borrower agrees to pay:

        quarterly, in arrears, to the Administrative Agent for the ratable benefit of the Lenders, except as set forth in Section 9.2, a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding amount available for drawing under all Letters of Credit;

        quarterly, in arrears, to the Issuing Bank, a letter of credit fronting fee equal to 0.25% per annum on the average daily outstanding stated amount available for drawing under all Letters of Credit issued by such Issuing Bank; and

        to the Issuing Bank, all customary fees and other issuance, amendment, cancellation, document examination, negotiation, transfer and presentment expenses and related charges in connection with the issuance, amendment, cancellation, presentation of L/C Drafts, negotiation, transfer and the like customarily charged by such Issuing Bank with respect to standby Letters of Credit, payable at the time of invoice of such amounts.

    Issuing Bank Reporting Requirements. In addition to the notices required by Section 3.5(B), the Issuing Bank shall, no later than the tenth Business Day following the last day of each month, provide to the Administrative Agent, upon the Administrative Agent's request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Borrower during such month. In addition, upon the request of the Administrative Agent, the Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent. Upon the request of any Lender, the Administrative Agent will promptly provide to such Lender information concerning such Letters of Credit.

    Indemnification; Exoneration.

      Indemnification. In addition to amounts payable as elsewhere provided in this Article III, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the Issuing Bank, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").

      Risk Assumption. As among the Borrower, the Lenders, the Administrative Agent and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Administrative Agent, the Issuing Bank nor any Lender shall be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Bank and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank's rights or powers under this Section 3.10.

      No Liability. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the Issuing Bank, the Administrative Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

      Survival of Agreements and Obligations. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

    Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrower shall, on the Business Day that it receives Administrative Agent's demand, deliver to the Administrative Agent for the benefit of the Lenders and the Issuing Bank, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to the aggregate amount of the outstanding L/C Obligations. In addition, for so long as the Revolving Credit Availability is at any time less than the amount of all contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Administrative Agent in Dollars in an amount equal to the amount by which such L/C Obligations exceed such Revolving Credit Availability. During such period, (i) any such cash collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Lenders and the Issuing Bank as collateral security for the Borrower's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts, and (ii) such amounts shall be applied to reimburse the Issuing Bank for drawings or payments under or pursuant to Letters of Credit or L/C Drafts. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 3.11 which are not to be applied to reimburse the Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Borrower, after deduction of the Administrative Agent's expenses incurred in connection with such cash collateral account.

  CHANGE IN CIRCUMSTANCES

    Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith, subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of any Lender or taxation of a similar basis, which are governed by Section 2.13(E)), or changes the basis of taxation of payments to any Lender in respect of its Revolving Loan Commitment, Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Loans) with respect to its Revolving Loan Commitment, Loans, L/C Interests or the Letters of Credit, or

        imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Revolving Loan Commitment, the Loans, the L/C Interests or the Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Revolving Loan Commitment, Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Revolving Loan Commitment, Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

    and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Revolving Loan Commitment, Loans, L/C Interests, or Letters of Credit or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 4.5, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment.

    Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a "Change" (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Revolving Loan Commitment, Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 4.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Revolving Loan Commitment, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the "Risk-Based Capital Guidelines" (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

    Illegality; Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurocurrency Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type, currency or maturity appropriate to match fund Eurocurrency Rate Loans are not available or (y) the interest rate applicable to a Eurocurrency Rate Loan does not accurately reflect the cost of making or maintaining such an Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i), require any Advances of the affected Type to be repaid or converted into another Type.

    Funding Indemnification. Subject to Section 2.3(D), if any payment of a Eurocurrency Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurocurrency Rate Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurocurrency Rate Loan is not prepaid on the date specified by the Borrower for any reason, the Borrower shall indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurocurrency Rate Loan. In connection with any assignment by any Lender of any portion of the Loans made pursuant to Section 14.3, the Borrower shall be deemed to have repaid all outstanding Floating Rate Advance and/or a Eurocurrency Rate Advances of such Lender as of the effective date of such assignment and reborrowed such amount as a Floating Rate Advance and/or a Eurocurrency Rate Advance (chosen in accordance with the provisions of Section 2.3) and the indemnification provisions under this Section 4.4 shall apply.

    Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Rate Loan to reduce any liability of the Borrower to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a type of Advance under Section 4.2, so long as such designation is not, in the judgment of the Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 2.13(E), 4.1, 4.2 or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Rate Loan shall be calculated as though each Lender funded its Eurocurrency Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such statement. The obligations of the Borrower under Sections 2.13(E), 4.1, 4.2 and 4.4 shall survive payment of the Obligations and termination of this Agreement.

    Usury. All agreements between the Borrower and the Administrative Agent and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the Indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement, any promissory note evidencing the Revolving Loans shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower, the Administrative Agent and the Lenders in the execution, delivery and acceptance of any of the above-described promissory notes never to charge or contract for the payment of interest in excess of that permitted by applicable law. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents executed in connection herewith at the time performance of such provision shall be due, shall involve transcending the limit permitted by applicable law, then the obligation to be fulfilled shall automatically be reduced to such limit, and if under or from any circumstances whatsoever any Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the applicable promissory note and not to the payment of interest. This provision shall control every other provision of all Loan Documents among the Borrower, the Administrative Agent and the Lenders.

  CONDITIONS PRECEDENT

    Advances and Letters of Credit. The Lenders shall not be required to make any Advance or issue any Letters of Credit unless the Borrower has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Administrative Agent and the Lenders:

            Copies of the Certificate of Incorporation (or other comparable constituent document) of the Borrower and each Material Domestic Subsidiary as of the Closing Date (collectively, the "Initial Loan Parties"), dated as of the Closing Date, together with all amendments and a certificate of good standing (or comparable document), both certified by the appropriate governmental officer in its jurisdiction of incorporation;

            Copies, certified by the Secretary, Assistant Secretary or authorized representative of each of the Borrower and each Material Domestic Subsidiary of their respective By-Laws (or other comparable governing document) and of their respective board of directors' or comparable resolutions (and resolutions of other governing bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents entered into by it;

            An incumbency certificate, executed by the Secretary, Assistant Secretary or authorized representative of each of the Borrower and each Material Domestic Subsidiary, which shall identify by name and title and bear the signature of the officers or authorized representatives of the applicable the Borrower or Material Domestic Subsidiary authorized to sign the Loan Documents (including, for the Borrower, the officers thereof authorized to make borrowings hereunder), upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the applicable Initial Loan Party or the Borrower on its behalf;

            A certificate, in form and substance satisfactory to the Administrative Agent, signed by an Authorized Officer of the Borrower, certifying that on the Closing Date all the representations in this Agreement are true and correct (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date), no Default or Unmatured Default has occurred and is continuing and no material adverse change in the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries (taken as a whole), or since December 31, 2002;

            Written opinion of Borrower's counsel, addressed to the Administrative Agent and the Lenders, in substantially the form attached hereto as Exhibit E;

            (i) Audited financial statements for the Borrower and its consolidated Subsidiaries, for the fiscal year ended December 31, 2006 (collectively, the "2006 Financial Statements"); and (ii) unaudited quarterly financial statements for the Borrower and its consolidated Subsidiaries, and to the extent available, for the fiscal quarter ended March 31, 2007;

            Evidence satisfactory to the Administrative Agent that the Borrower has paid to the Administrative Agent the fees agreed to in the commitment letter May 30, 2007, between the Administrative Agent and the Borrower;

            A certificate executed by an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, stating that there exists no injunction or temporary restraining order which would prohibit the making of the Loans and the other transactions contemplated by the Loan Documents or any litigation seeking such an injunction or restraining order;

            Counterparts of the Reaffirmation attached hereto as Exhibit H duly executed by each Subsidiary Guarantor;

            A certificate of value, solvency and other appropriate factual information in form and substance reasonably satisfactory to the Administrative Agent, from the chief financial officer of the Borrower, supporting the conclusion that as of the Closing Date, the Borrower and its Subsidiaries on a consolidated basis are Solvent and will be Solvent subsequent to incurring the Indebtedness contemplated under the Loan Documents, will be able to pay its debts and liabilities as they become due and will not be left with unreasonably small working capital for general corporate purposes;

            All of the conditions precedent in the commitment letter dated as of May 30, 2007, by and between the Administrative Agent and the Borrower shall have been satisfied or waived;

            The Revolving Loan Note attached hereto as Exhibit I duly executed by the Borrower;

            The Further Assurances and Cooperation Agreement attached hereto as Exhibit J duly executed by the Borrower;

            The Agreement Not to Encumber or Transfer Property attached hereto as Exhibit L duly executed by the Borrower;

            The Tax Indemnity Agreement attached hereto as Exhibit K duly executed by the Borrower; and

            Such other documents or opinions as the Administrative Agent or any Lender or its counsel may have reasonably requested.

    Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance, or continue any Advance, or issue any Letter of Credit hereunder, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

      No Defaults. There exists no Default or Unmatured Default (both before and after giving effect to such Advance or issuance);

      Representations and Warranties. All of the representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date) except for changes in the Schedules to this Agreement reflecting transactions permitted by or not in violation of this Agreement; and

      Aggregate Revolving Loan Commitment. The Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment.

  Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(A), (B) and (C) have been satisfied. Any Lender may require a duly completed officer's certificate in substantially the form of Exhibit F hereto and/or a duly completed compliance certificate in substantially the form of Exhibit G hereto as a condition to making an Advance.

  REPRESENTATIONS AND WARRANTIES

  In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date, and thereafter on each other date as required by Section 5.2 .

    Organization; Powers. (a) The Borrower and each of its Foreign Incorporated Subsidiaries is a company duly formed and validly existing and in good standing under the laws of the state or country of its organization (such jurisdiction being hereinafter referred to as the "Home Country") and each Domestic Incorporated Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

    (b) The Borrower and each of its Subsidiaries (i) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect, and (ii) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

    Authority, Execution and Delivery; Loan Documents; Special Provisions for the Borrower and Foreign Incorporated Subsidiaries.

      Power and Authority. The Borrower and each Subsidiary Guarantor has the requisite power and authority (i) to execute, deliver and perform each of the Loan Documents which have been executed by it and (ii) to file the Loan Documents which must be or which have been filed by it as required with any Governmental Authority.

      Execution and Delivery. The execution, delivery, performance and filing, as the case may be, of each of the Loan Documents to which the Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors (or equivalent governing body) and, if necessary, the shareholders (or equivalent holders of voting rights) of the Borrower and its Subsidiaries, and such approvals have not been rescinded. No other action or proceedings on the part of the Borrower or its Subsidiaries are necessary to consummate such transactions.

      Loan Documents. Each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Loan Documents delivered to the Administrative Agent pursuant to Section 5.1 without the prior written consent of the Administrative Agent, and the Borrower and its Subsidiaries have, and, to the best of the Borrower's and its Subsidiaries' knowledge, all other parties thereto have, performed and complied in all material respects with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

      Filing. To ensure the enforceability or admissibility in evidence of this Agreement and each Loan Document to which the Borrower or any of its Foreign Incorporated Subsidiaries is a party in its Home Country, it is not necessary that this Agreement or any other Loan Document to which the Borrower or such Foreign Incorporated Subsidiary is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement or any other Loan Document of the Borrower or such Foreign Incorporated Subsidiary, except for those documents which have been (or will be promptly after the Closing Date) filed or recorded and those stamp or similar taxes which have already been (or will be promptly after the Closing Date) paid, as the case may be. The qualification by any Lender or the Administrative Agent for admission to do business under the laws of the Borrower's or such Foreign Incorporated Subsidiary's Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Administrative Agent of any right, privilege, or remedy afforded to any Lender or the Administrative Agent in connection with the Loan Documents to which the Borrower or such Foreign Incorporated Subsidiary is a party or the enforcement of any such right, privilege, or remedy against the Borrower or such Foreign Incorporated Subsidiary. The performance by any Lender or the Administrative Agent of any action required or permitted under the Loan Documents will not (i) violate any law or regulation of the Borrower's or such Foreign Incorporated Subsidiary's Home Country or any political subdivision thereof, (ii) result in any tax or other monetary liability to such party pursuant to the laws of the Borrower's or such Foreign Incorporated Subsidiary's Home Country or any political subdivision or taxing authority thereof (provided that, should any such action result in any such tax or other monetary liability to the Lender or the Administrative Agent, the Borrower hereby agrees to indemnify such Lender or the Administrative Agent, as the case may be, against (x) any such tax or other monetary liability and (y) any increase in any tax or other monetary liability which results from such action by such Lender or the Administrative Agent and, to the extent the Borrower makes such indemnification, the incurrence of such liability by the Administrative Agent or any Lender will not constitute a Default) or (iii) violate any rule or regulation of any federation or organization or similar entity of which the Borrower's or such Foreign Incorporated Subsidiary's Home Country is a member.

      No Immunity. None of the Borrower, any Foreign Incorporated Subsidiary thereof or any of their respective assets is entitled to immunity from suit, execution, attachment or other legal process. The Borrower's and each Foreign Incorporated Subsidiary's execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

    No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation or by-laws (or comparable constituent, organizational or governing documents) of the Borrower or any such Subsidiary, (ii) to the best of the Borrower's knowledge, constitute a tortious interference with any Contractual Obligation of the Borrower or any of its Subsidiaries or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law applicable to the Borrower or any of its Subsidiaries (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation of the Borrower or any of its Subsidiaries, which violation, breach, default or termination, singly or in the aggregate will result in, or is reasonably likely to result in, a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Subsidiary, other than Liens permitted or created by the Loan Documents, or (iv) require any approval of the Borrower's or any such Subsidiary's board of directors (or equivalent governing body) or shareholders except such as have been obtained. Except as set forth on Schedule 6.3 to this Agreement, Borrower's or any of its Subsidiaries' execution, delivery and performance of each of the Loan Documents to which it is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

    Financial Statements.

      [RESERVED]

      Audited and Unaudited Financial Statements. Complete and accurate copies of (i) the audited financial statements and the audit reports related thereto of the Borrower and its consolidated Subsidiaries, for the fiscal year ended December 31, 2006 and (ii) unaudited quarterly financial statements of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2007 have been delivered to the Administrative Agent.

    No Material Adverse Effect.

      Prior to Closing Date. Since December 31, 2002 and up to the Closing Date, there has occurred no change in the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its Subsidiaries or the Borrower and its Subsidiaries taken as a whole or any other event which has had or could reasonably be expected to have a Material Adverse Effect.

      From and After Closing Date. Since the Closing Date, there has occurred no change in the business, financial condition, operations or prospects of the Borrower or any of its Subsidiaries or the Borrower and its Subsidiaries taken as a whole or any other event which has had or could reasonably be expected to have a Material Adverse Effect.

    Taxes.

      Tax Examinations. All deficiencies which have been asserted against the Borrower, or any of its Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or such deficiencies are being contested (or the Borrower or such Subsidiary plans to contest such deficiencies) in good faith, and no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower's consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Except as permitted pursuant to Section 7.2(D), neither of the Borrower, nor any of its Subsidiaries anticipates any tax liability with respect to the years which have not been closed pursuant to applicable law.

      Payment of Taxes. All tax returns and reports of the Borrower and its Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles. The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

    Litigation; Loss Contingencies and Violations. Except as set forth in Schedule 6.7 (the "Disclosed Litigation"), there is no action, suit, proceeding, arbitration or, to the Borrower's knowledge, investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower's knowledge, threatened against or affecting the Borrower or any of its Material Subsidiaries or any property of any of them. Neither the Disclosed Litigation nor any action, suit, proceeding, arbitration or, to the Borrower's knowledge, investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or any property of any of them which has commenced since the Closing Date (i) challenges the validity or the enforceability of any material provision of the Loan Documents or (ii) has or could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Borrower prepared and delivered pursuant to Section 7.1(A) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

    Subsidiaries. Schedule 6.8 to this Agreement (i) contains a description of the organizational structure of the Borrower and its Subsidiaries; and (ii) accurately sets forth (A) the correct legal name and the jurisdiction of incorporation or formation of the Borrower and each direct and indirect Subsidiary of the Borrower and the jurisdictions in which each of the Borrower and the direct and indirect Domestic Incorporated Subsidiaries of the Borrower are qualified to transact business as a foreign corporation, (B) the authorized, issued and outstanding shares of each class of Capital Units of the Borrower and each of its Subsidiaries and the owners of such shares (both as of the Closing Date and on a fully-diluted basis), and (C) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of the Borrower and each of its Subsidiaries in any Person that is not a corporation. Except as disclosed on Schedule 6.8, none of the issued and outstanding Capital Units of the Borrower or any of its Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Units.

    ERISA. Except as disclosed on Schedule 6.9, no Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Lenders is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or other payment. Neither the Borrower nor any member of the Controlled Group is required to provide security to a Benefit Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as set forth on Schedule 6.9, neither the Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is so qualified in all material respects, and each trust related to any such Plan is exempt from federal income tax under Section 501(a) of the Code as currently in effect. The Borrower and each of its Subsidiaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code with respect to all Plans. Neither the Borrower nor any of its Subsidiaries nor any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code which could reasonably be expected to subject the Borrower or its Subsidiaries to liability in excess of $4,000,000. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $4,000,000. Neither the Borrower nor any Subsidiary is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA and no other member of the Controlled Group is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA which could reasonably be expected to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $4,000,000 (other than liabilities of any ERISA affiliate which could not, by operation of law or otherwise, become a liability of the Borrower or any Subsidiary). Except as set forth on Schedule 6.9, neither the Borrower nor any of its Subsidiaries has, by reason of the transactions contemplated hereby or by the other Loan Documents, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

    Accuracy of Information. The exhibits and reports of the Borrower and any of its Subsidiaries furnished to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates delivered to the Administrative Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

    Securities Activities. Margin Stock constitutes less than twenty-five percent (25%) of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

    Material Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any Contractual Obligation or subject to any charter or other corporate restriction which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate will not have or could not reasonably be expected to have a Material Adverse Effect.

    Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

    Assets and Properties. The Borrower and each of its respective Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(C). Substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted (except to the extent that failure to be in such condition does not have or could not reasonably be expected to have a Material Adverse Effect). Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such assets in a manner that would have or could reasonably be expected to have a Material Adverse Effect.

    Statutory Indebtedness Restrictions. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other foreign, federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby or by the other Loan Documents.

    Insurance. Schedule 6.16 to this Agreement accurately sets forth all insurance policies and programs currently in effect with respect to the respective properties, assets, liabilities and business of the Borrower and its Subsidiaries, specifying, for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto and (vii) any reserves relating to any self-insurance program that is in effect. Such insurance policies and programs reflect coverage that is reasonably consistent with prudent industry practice and shall include, without limitation, property, liability and business interruption insurance.

    Labor Matters. There has been no attempt to organize the employees of the Borrower or any of its Subsidiaries other than the organized Italian and Bahamas labor activity disclosed to the Administrative Agent prior to the Closing Date, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower's knowledge, threatened, planned or contemplated which will have or could reasonably be expected to have a Material Adverse Effect.

    Environmental Matters.

      Environmental Representations. Except as disclosed on Schedule 6.18 to this Agreement:

        the operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

        the Borrower and its Subsidiaries have all permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law which the failure to obtain will or could reasonably be expected to have a Material Adverse Effect and are in material compliance with such permits;

        neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the Borrower's or any of its Subsidiaries' knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

        there is not now, nor to the Borrower's or any of its Subsidiaries' knowledge has there ever been, on or in the property of the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material; and

        neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

      Materiality. For purposes of this Section 6.18 "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $4,000,000.

    Solvency. After giving effect to (i) the Loans heretofore made or to be made on such other date as Loans requested hereunder are made, (ii) the other transactions contemplated by this Agreement and the other Loan Documents, and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower and its Subsidiaries taken as a whole are Solvent.

    Foreign Employee Benefit Matters. (a) Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan; (b) the aggregate of the accumulated benefit obligations under all Foreign Pension Plans does not exceed to any material extent the current fair market value of the assets held in the trusts or similar funding vehicles for such Plans; (c) with respect to any Foreign Employee Benefit Plan maintained or contributed to by the Borrower or any Subsidiary or any member of its Controlled Group (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained; and (d) there are no material actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any Subsidiary of it or any member of its Controlled Group with respect to any Foreign Employee Benefit Plan. For purposes of this Section 6.20, the term "material" shall have the meaning set forth in Section 6.18(B).

  COVENANTS

  The Borrower covenants and agrees that so long as any Revolving Loan Commitments are outstanding and thereafter until the Facility Termination Date, unless the Required Lenders shall otherwise give prior written consent:

    Reporting. The Borrower shall:

      Financial Reporting. Furnish to the Administrative Agent (with sufficient copies for each of the Lenders):

        [RESERVED].

        Quarterly Reports. As soon as practicable, and in any event within fifty (50) days after the end of the first three fiscal quarters and within sixty-five (65) days of the fourth fiscal quarter, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholder's equity and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and , with respect to each quarter other than the fourth quarter, for the full period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year-end audit adjustments, together with (x) in comparative form the corresponding figures of the Borrower and its Subsidiaries for the period ending on the corresponding calendar quarter in the previous fiscal year if such corresponding calendar quarter began after the Closing Date, and (y) any management discussion and analysis of such financial statements prepared for presentation to the board of directors or comparable governing body of the Borrower.

        Annual Reports. As soon as practicable, and in any event within one hundred five (105) days after the end of each fiscal year, (a) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Section 7.4 and (b) an audit report on the items listed in clause (a) hereof (other than the consolidating schedules) of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause (iii) shall be accompanied by (x) any management letter prepared by the above-referenced accountants promptly after becoming available, and (y) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and the status thereof.

        Officer's Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (ii) and (iii) of this Section 7.1(A), an Officer's Certificate from an Authorized Officer of the Borrower, substantially in the form of Exhibit F attached hereto and made a part hereof, stating that (x) the representations and warranties of the Borrower and its Subsidiaries contained in Article VI hereof shall have been true and correct (unless such representation or warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date) at all times during the period covered by such financial statements and as of the date of such Officer's Certificate and (y) as of the date of such Officer's Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (ii) and (iii) of this Section 7.1(A), a compliance certificate, substantially in the form of Exhibit G attached hereto and made a part hereof, signed by the chief financial officer of the Borrower, which demonstrate compliance, when applicable, with the provisions of Sections 7.3 and Section 7.4, and which calculate the Leverage Ratio for purposes of determining the then Applicable Eurocurrency Margin and Applicable Commitment Fee Percentage.

        Budgets; Business Plans; Financial Projections. As soon as practicable and in any event not later than thirty (30) days after the beginning of each fiscal year commencing with the fiscal year beginning January 1, 2008, a copy of the plan and forecast (including a projected balance sheet, income statement and a statement of cash flow) of the Borrower and its Subsidiaries for the upcoming three (3) fiscal years prepared in such detail as shall be reasonably satisfactory to the Administrative Agent and consistent with prior years.

      Notice of Default. Promptly upon any of the chief executive officer, chief operating officer or chief financial officer of the Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to the Borrower or any Subsidiary thereof or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), or (iii) that any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect has occurred, the Borrower shall deliver to the Administrative Agent and the Lenders an Officer's Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower or its Subsidiaries have taken, are taking and propose to take with respect thereto.

      Lawsuits.

        Promptly upon the Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration, by or before any Governmental Authority, against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower's reasonable judgment, the Borrower and its Subsidiaries to liability in an amount aggregating $4,000,000 or more (exclusive of claims covered by insurance policies of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Borrower or any of its Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Administrative Agent for distribution to the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters;

        Promptly upon the Borrower or any of its Subsidiaries obtaining knowledge of any material adverse developments with respect to any of the Disclosed Litigation, give written notice thereof to the Administrative Agent for distribution to the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; and

        In addition to the requirements set forth in clause (i) and (ii) of this Section 7.1(C), upon the reasonable request of the Administrative Agent or the Required Lenders, promptly give written notice of the status of any Disclosed Litigation or any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

      ERISA Notices. Deliver or cause to be delivered to the Administrative Agent for distribution to the Lenders, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

        within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower or any member of the Controlled Group to liability individually or in the aggregate in excess of $4,000,000, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

        within ten (10) Business Days after the filing of any funding waiver request with the IRS, a copy of such funding waiver request and thereafter all communications received by the Borrower or a member of the Controlled Group with respect to such request within ten (10) Business Days such communication is received; and

        within ten (10) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter.

      For purposes of this Section 7.1(D), the Borrower and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any member of the Controlled Group is the plan sponsor.

      Labor Matters. Notify the Administrative Agent in writing for distribution to the Lenders, promptly upon an Authorized Officer learning of (i) any material labor dispute to which the Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (ii) any material Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Borrower or any of its Subsidiaries.

      Other Indebtedness. Deliver to the Administrative Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer's certificate) delivered by or on behalf of the Borrower to the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of $2,000,000 pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice of default or other communication is delivered to such holders, and (ii) a copy of each notice or other communication received by the Borrower from the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of $2,000,000 regarding potential or actual defaults pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by any of the Borrower.

      Other Reports. Deliver or cause to be delivered to the Administrative Agent for distribution to the Lenders copies of (i) all financial statements, reports and notices, if any, sent or made available generally by the Borrower to its securities holders or filed with the Commission by the Borrower, (ii) all press releases made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any such Subsidiary and (iii) all notifications received from the Commission by the Borrower or its Subsidiaries pursuant to the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder to the extent the same will or could reasonably be likely to result in a Material Adverse Effect.

      Environmental Notices. As soon as possible and in any event within ten (10) days after receipt by the Borrower, deliver to the Administrative Agent for distribution to the Lenders a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and its Subsidiaries to liability individually or in the aggregate in excess of $4,000,000.

      Other Information. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries or its respective businesses or assets, including, without limitation, schedules identifying and describing any Asset Sale or Financing, as from time to time may be reasonably requested by the Administrative Agent or the Required Lenders.

    Affirmative Covenants.

      Existence, Etc. Except as permitted pursuant to Section 7.3(I), the Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

      Powers; Conduct of Business. The Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, unless the Board of Directors of the Borrower shall have determined that the continued operation or existence of any Subsidiary is not necessary for the continued operation of the core business of the Borrower.

      Compliance with Laws, Etc. The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless, in either case, failure to comply or obtain such permits could not reasonably be expected to have a Material Adverse Effect.

      Payment of Taxes and Claims; Tax Consolidation. The Borrower shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(C)) upon any of the Borrower's or such Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

      Inspection of Property; Books and Records; Discussions. The Borrower shall permit and cause each of the Borrower's Subsidiaries to permit, any authorized representative(s) designated by the Administrative Agent to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby and by the other Loan Documents (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and their independent certified public accountants (and such accountants are hereby authorized to disclose to the Administrative Agent any and all financial statements and other supporting financial documents with respect to the business, financial conditions and other affairs of the Borrower and its Subsidiaries), all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. The Borrower shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent's request, shall provide copies of such records to the Administrative Agent or its representatives.

      ERISA Compliance. The Borrower shall, and shall cause each of its Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans except for failures to comply which, in the aggregate, would not be reasonably likely to subject the Borrower or any of its respective Subsidiaries to liability, individually or in the aggregate, in excess of $4,000,000.

      Maintenance of Property. The Borrower shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly conducted at all times.

      Environmental Compliance. The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Borrower or any of its Subsidiaries, individually or in the aggregate, to liability in excess of $4,000,000.

      Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans solely to provide funds for the additional working capital needs and other general corporate purposes of the Borrower and its Subsidiaries. Notwithstanding the foregoing, neither the Borrower nor any Subsidiary thereof shall (i) use the proceeds of the Revolving Loans to make any other Acquisition other than Permitted Acquisitions and solely to the extent of any optional prepayments of the Revolving Loans made pursuant to Section 2.3(A) within thirty (30) days prior to the consummation of such Permitted Acquisition, or (ii) use the proceeds of any Loans to purchase or carry any Margin Stock in violation of Regulation U; provided, however, that if Margin Stock constitutes twenty-five percent (25%) or more of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder, the Borrower shall provide the Administrative Agent with such information (including, without limitation, information regarding the current market value of the margin stock being purchased, all debt securities convertible into margin stock and the current market value of such margin stock, and the other assets of the Borrower and its Subsidiaries, together with a signed Form U-1 (or any replacement form) or other form required to be completed under the provisions of Regulations T, U or X) as shall enable the Administrative Agent to reasonably determine that the Lenders and the Borrower are in compliance with Regulations T, U and X.

      Subsidiary Guarantors.

        New Subsidiaries. The Borrower shall cause each New Subsidiary that is, at any time, a Material Subsidiary to deliver to the Administrative Agent an executed supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty, and appropriate corporate or similar resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent, all of the foregoing documentation to be delivered to the Administrative Agent as promptly as possible upon the creation, acquisition of or capitalization thereof, but in any event within sixty (60) days of such creation, acquisition or capitalization.

        Additional Material Domestic Subsidiaries. If any consolidated Subsidiary of the Borrower (other than a New Subsidiary to the extent addressed in Section 7.2(J)(i) above) becomes a Material Subsidiary, the Borrower shall cause any such Material Subsidiary to deliver to the Administrative Agent a Subsidiary Guaranty and the other documents described in clause (i) above, all such documentation to be delivered to the Administrative Agent as promptly as possible but in any event within sixty (60) days following the date on which such consolidated Subsidiary became a Material Subsidiary.

        Additional Subsidiary Guarantors. If at any time an Authorized Officer has actual knowledge (whether pursuant to delivery of a compliance certificate under Section 7.1(A)(iv) or otherwise) that (x) the aggregate assets of all Non-Obligor Subsidiaries exceed 15% of Consolidated Assets or (y) the aggregate Net Income of all Non-Obligor Subsidiaries exceeds 15% of Net Income, in each case, as calculated by the Borrower, the Borrower shall cause such consolidated Subsidiaries as are necessary to reduce such aggregate assets and Net Income to or below the applicable 15% limitation to deliver to the Administrative Agent a Subsidiary Guaranty and the other documents described in clause (i) above, all such documentation to be delivered to the Administrative Agent as promptly as possible but in any event within sixty (60) days following the initial date on which such aggregate assets or aggregate Net Income exceed the applicable 15% limitation.

      [Intentionally Deleted].

      Foreign Employee Benefit Compliance. The Borrower shall, and shall cause each of its Subsidiaries and each member of its Controlled Group to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans, except for failures to comply which, in the aggregate, would not be reasonably likely to subject the Borrower or any of its respective Subsidiaries to liability, individually or in the aggregate, in excess of $4,000,000.

      [Intentionally Deleted].
      [Intentionally Deleted].

      Insurance. The Borrower shall maintain for itself and its Subsidiaries, or shall cause such Subsidiaries to maintain in full force and effect, the insurance policies and programs listed on Schedule 6.16 to this Agreement or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice.

    Negative Covenants.

      Indebtedness. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

        the Secured Obligations;

        Permitted Existing Indebtedness and Permitted Refinancing Indebtedness;

        Indebtedness in respect of obligations secured by Customary Permitted Liens;

        Indebtedness constituting Contingent Obligations permitted by Section 7.3(E);

        Indebtedness arising from intercompany loans and advances (a) from any Subsidiary of the Borrower to the Borrower or any other Loan Party, or (b) from the Borrower to any wholly-owned Subsidiary of the Borrower; provided, that if the Borrower or any Subsidiary Guarantor is the obligor on any such Indebtedness described in this clause (v), such Indebtedness shall be expressly subordinate to the payment in full in cash of the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

        secured or unsecured purchase money Indebtedness (including, without limitation, Capitalized Leases) incurred by the Borrower or any of its Subsidiaries after the Closing Date to finance the acquisition of fixed assets, if (1) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand, (3) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (4) such Indebtedness does not exceed $5,000,000 in the aggregate principal amount outstanding at any time, and (5) any Lien securing such Indebtedness is permitted under Section 7.3(C) (such Indebtedness being referred to herein as "Permitted Purchase Money Indebtedness");

        Indebtedness with respect to surety, appeal and performance bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business;

        Indebtedness incurred by the Borrower or any of its Subsidiaries (whether assumed by the Borrower or such Subsidiary or issued to the seller) in any Permitted Acquisition as part of the consideration therefor, provided that (a) such Indebtedness is unsecured and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent (including, without limitation, in amount, amortization, maturity, interest rate, premiums, fees, covenants, subordination, events of default and remedies) and (b) such Indebtedness was not created in contemplation of such Permitted Acquisition;

        Indebtedness in respect of Hedging Obligations permitted under Section 7.3(P);

        Indebtedness in respect of profit sharing plans of the Borrower and its Subsidiaries;

        Indebtedness set forth on Schedule 7.3(A) hereto; and

        additional unsecured Indebtedness in an aggregate amount at any time outstanding not exceeding $5,000,000.

      Sales of Assets. Neither the Borrower nor any of its Subsidiaries shall consummate any Asset Sale, except:

        the disposition in the ordinary course of business of Equipment that is obsolete, excess or no longer used or useful in the Borrower's or its Subsidiaries' businesses;

        transfers of assets between the Loan Parties and any wholly-owned Subsidiary thereof or between wholly-owned Subsidiaries of such Loan Parties not otherwise prohibited by this Agreement;

        sales, assignments, transfers, leases, conveyances or other dispositions of other assets (other than pursuant to the foregoing clauses (i) and (ii)) if such transaction (a) is for consideration consisting at least eighty-five percent (85%) of cash, (b) is for not less than fair market value (as determined in good faith by the Borrower's board of directors or equivalent governing body), and (c) when combined with all such other transactions (each such transaction being valued at book value) (i) during the immediately preceding twelve-month period, represents the disposition of not greater than either (x) three percent (3%) of the Consolidated Assets of the Borrower and its Subsidiaries or (y) three percent (3%) of the Net Income of the Borrower and its consolidated Subsidiaries, in each case, determined as at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into, and (ii) during the period from the Closing Date to the date of such proposed transaction, represents the disposition of not greater than either (x) fifteen percent (15%) of the Consolidated Assets of the Borrower and its Subsidiaries or (y) fifteen percent (15%) of the Net Income of the Borrower and its consolidated Subsidiaries, in each case, determined as at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into; and

        the sale-leaseback transactions, if any, identified on Schedule 1.1.1.

      Liens. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

        Liens created by any Loan Documents or otherwise securing the Secured Obligations;

        Permitted Existing Liens;

        Liens securing Permitted Refinancing Indebtedness to the extent that any such refinanced Indebtedness was secured by the same collateral giving rise to such Liens;

        Customary Permitted Liens;

        purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of acquisition thereof) securing Permitted Purchase Money Indebtedness; provided that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased or subject to such Capitalized Lease;

        Liens with respect to property acquired by the Borrower or any of its Subsidiaries after the Closing Date pursuant to a Permitted Acquisition (and not created in contemplation of such acquisition); provided, that such Liens shall extend only to the property so acquired, shall not secure any working capital financing of the business acquired and shall secure Indebtedness permitted pursuant to the terms of Section 7.3(A);

        Liens incurred in connection with sale leaseback transactions permitted under Section 7.3(J);

        Liens set forth on Schedule 7.3(C) hereto; and

        other Liens securing Indebtedness (other than subordinated Indebtedness) not to exceed $5,000,000 in the aggregate.

      In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations, as collateral for the Obligations; provided that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Indebtedness (including Capitalized Leases) may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations on the items of property obtained with the proceeds of such Permitted Purchase Money Indebtedness.

      Investments. Except to the extent permitted pursuant to Section 7.3(G), neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

        Investments in cash and Cash Equivalents;

        Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

        Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

        Investments consisting of deposit accounts maintained by the Borrower and its Subsidiaries in the ordinary course of business in connection with its cash management system;

        Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Section 7.3(B);

        Investments constituting Permitted Acquisitions;

        Investments constituting Indebtedness permitted by Section 7.3(A) or Contingent Obligations permitted by Section 7.3(E) or Restricted Payments permitted by Section 7.3(F);

        Investments by the Borrower in any wholly-owned Subsidiary;

        Investments constituting contributions to and payments of benefits by the Borrower or its Subsidiaries under any Plan in existence as of the Closing Date as required by the benefit commitments in such Plan as of the Closing Date;

        Investments set forth on Schedule 7.3(D); and

        Investments in addition to those permitted elsewhere in this Section 7.3(D) in an aggregate amount not to exceed $5,000,000 in the aggregate at any time outstanding;

      provided, however, that the Investments described in clause (vi) above shall not be permitted to be made at a time when either a Default or an Unmatured Default shall have occurred and be continuing or would result therefrom.

      Contingent Obligations. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations; (iii) obligations, warranties, guaranties and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Borrower or such Subsidiary; (iv) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any Subsidiary thereof in the ordinary course of business, (v) Contingent Obligations of the Subsidiary Guarantors under the Subsidiary Guaranty and the other Loan Documents to which they are a party, (vi) other guaranties of Indebtedness permitted to be incurred by the Borrower or any Subsidiary under Section 7.3(A) hereof or guaranties of obligations of the Borrower or any Subsidiary otherwise permitted to be incurred hereunder; provided, that to the extent such Indebtedness shall be subordinated to the Obligations, each such guarantee shall be subordinated to the Obligations on terms reasonably accepted to the Administrative Agent.

      Restricted Payments. Neither the Borrower nor any of its Subsidiaries shall declare or make any Restricted Payment, except:

        Restricted Payments made in connection with the defeasance, redemption or repurchase of any Indebtedness with the Net Cash Proceeds of Permitted Refinancing Indebtedness;

        Restricted Payments of any Subsidiary of the Borrower to the Borrower or to another wholly-owned Subsidiary of the Borrower;

        Restricted Payments made pursuant to acquisition agreements consented to by the Required Lenders pursuant to Section 7.3(G) hereof;

        Restricted Payments by non-wholly-owned Subsidiaries if made to all equity owners thereof on a pro rata basis; and

        other Restricted Payments, provided that prior to the declaration or payment of such Restricted Payment, the Borrower shall deliver to the Administrative Agent a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Administrative Agent that after giving effect to such Restricted Payment, on a pro forma basis, as if the Restricted Payment had occurred on the first day of the Applicable Look-Back Period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default.

      provided, however, that in no event shall any Restricted Payments be declared or made if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

      Conduct of Business; Subsidiaries; Acquisitions. Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower and its Subsidiaries on the date hereof and any business or activities which are substantially similar, related or incidental thereto or logical extensions thereof. Without the prior written consent of the Required Lenders, the Borrower shall not create, acquire or capitalize any Subsidiary (a "New Subsidiary") after the date hereof unless (i) no Default or Unmatured Default shall have occurred and be continuing or would result therefrom; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct (unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true and correct as of such date); and (iii) after such creation, acquisition or capitalization, the Borrower and its Subsidiaries shall be in compliance with the terms of Sections 7.2(J) and Section 7.3(Q). Without the prior written consent of the Required Lenders, the Borrower shall not make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition complying with the following requirements constituting a "Permitted Acquisition"):

        no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

        in the case of an Acquisition of Equity Interests of an entity, the Acquisition shall be of at least ninety percent (90%) of the Equity Interests of such entity;

        the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the target company's board of directors or comparable governing body (and shareholders, if necessary) prior to the consummation of the Acquisition; and the acquisition documents in respect of which are reasonably satisfactory to the Administrative Agent (including, without limitation, in respect of representations, indemnities and opinions) and the results of due diligence in respect of such purchase are reasonably satisfactory to the Administrative Agent;

        the purchase price for the Acquisition shall not exceed without the prior written consent of the Required Lenders an amount equal to (a) $5,000,000 per transaction or (b) together with all other Permitted Acquisitions permitted under this Section 7.3(G) $10,000,000 per calendar year (in each case, including the incurrence or assumption of any Indebtedness in connection therewith and transaction-related contractual payments required to be made during the term of this Agreement, including the maximum amounts payable under earn-out or similar contingent purchase price adjustments or agreements), and the Borrower and its Subsidiaries shall have complied with all of the requirements of the Loan Documents in respect thereof;

        the businesses being acquired shall be substantially similar, related or incidental to the businesses or activities engaged in by the Borrower and its Subsidiaries on the Closing Date;

        prior to each such Acquisition, the Borrower shall deliver to the Administrative Agent and the Lenders a certificate from one of the Authorized Officers, demonstrating to the reasonable satisfaction of the Administrative Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted by Section 7.3(A) in connection therewith, on a pro forma basis using historical financial statements obtained from the seller(s) (broken down by fiscal quarter in the Borrower's reasonable judgment the amounts from which shall be unadjusted unless adjustments thereto have been approved in writing by the Administrative Agent) in respect of each such Acquisition as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the Applicable Look-Back Period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default; provided, however, that this clause (vi) shall not apply to any Acquisition if the purchase price therefor does not exceed (a) $1,000,000 individually or (b) together with all other Permitted Acquisitions permitted under this Section 7.3(G) during the Applicable Look-Back Period, $2,000,000 (in each case, including the incurrence or assumption of any Indebtedness in connection therewith and transaction-related contractual payments, including the maximum amounts payable under earn-out or similar contingent purchase price adjustments or agreements).

      Transactions with Shareholders and Affiliates. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or make loans or advances to any holder or holders of any of the Equity Interests of the Borrower, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that could reasonably be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate, except for (x) Restricted Payments permitted by Section 7.3(F) and Investments permitted by Section 7.3(D) and (y) the transactions set forth on Schedule 7.3(G) and (z) any renewal of the transactions set forth in clauses (x) and (y).

      Restriction on Fundamental Changes. Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower's consolidated business or property (each such transaction a "Fundamental Change"), whether now or hereafter acquired, except (i) Fundamental Changes permitted under Sections 7.3(B), 7.3(D) or 7.3(G), (ii) a Subsidiary of the Borrower may be merged into or consolidated with the Borrower (in which case the Borrower shall be the surviving entity) or any wholly-owned Subsidiary of the Borrower provided the Borrower owns, directly or indirectly, a percentage of the equity of the merged entity not less than the percentage it owned of the Subsidiary prior to such Fundamental Change and if the predecessor Subsidiary was a Subsidiary Guarantor, the surviving Subsidiary shall also be or become a Subsidiary Guarantor hereunder, (iii) any liquidation of any Subsidiary of the Borrower, into the Borrower or another Subsidiary of the Borrower, as applicable and (iv) the dissolution of any Subsidiary of the Borrower whose assets have been disposed of in accordance with the terms of this Agreement.

      Sales and Leasebacks. Except as set forth on Schedule 1.1.1, neither the Borrower nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless in either case the sale involved is not prohibited under Section 7.3(B) and the lease involved is not prohibited under Section 7.3(A) and any related Investment is not prohibited under Section 7.3(D).

      Margin Regulations. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock in violation of Regulation U.

      ERISA. The Borrower shall not:

        permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

        terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in any liability of the Borrower or any Controlled Group member under Title IV of ERISA;

        fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

        permit any unfunded liabilities with respect to any Foreign Pension Plan;

      except where such transactions, events, circumstances, or failures are not, individually or in the aggregate, reasonably expected to result in liability individually or in the aggregate in excess of $4,000,000.

      Constituent Documents. Neither the Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner adverse to the interests of the Lenders, without the prior written consent of the Required Lenders.

      Fiscal Year. Neither the Borrower nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a period consisting of the twelve-month period ending on the last day of December of each year.

      Subsidiary Covenants. Except as set forth in any of the Loan Documents, the Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary, or merge, consolidate with or liquidate into the Borrower or any other Subsidiary.

      Hedging Obligations. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or its Subsidiaries have hedged their actual or anticipated interest rate, foreign currency or commodity exposure. Such permitted hedging agreements entered into by the Borrower or any of its Subsidiaries and any Lender or any affiliate of any Lender are sometimes referred to herein as "Hedging Agreements."

      Non-Guarantor or Non-Pledged Subsidiaries. The Borrower will not permit (x) the aggregate assets of all Non-Obligor Subsidiaries to exceed 15% of Consolidated Assets or (y) the aggregate Net Income of all Non-Obligor Subsidiaries to exceed 15% of Net Income, in each case, as calculated by the Borrower; provided, that it shall not be a violation hereof if, within sixty (60) days of the date on which an Authorized Officer has knowledge that one or both of the 15% limitations has been exceeded, the Borrower has delivered or caused sufficient Subsidiaries to deliver Collateral Documents and such other documentation described in Section 7.2(J)(iii) as shall be necessary to bring the Borrower and its Subsidiaries back into compliance with the 15% limitations set forth above.

      Issuance of Disqualified Stock. From and after the Closing Date, neither the Borrower, nor any of its Subsidiaries shall issue any Disqualified Stock. All issued and outstanding Disqualified Stock shall be treated as Indebtedness for borrowed money for all purposes of this Agreement (and as funded Indebtedness for purposes of Section 7.1(F)), and the amount of such deemed Indebtedness shall be the aggregate amount of the liquidation preference of such Disqualified Stock.

      Other Indebtedness. The Borrower shall not amend, modify or supplement, or permit any Subsidiary to amend, modify or supplement (or consent to any amendment, modification or supplement of), any document, agreement or instrument evidencing any Indebtedness that is subordinated to the Obligations (or any replacements, substitutions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

        increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

        shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

        shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

        increases the rate of interest accruing on such Indebtedness;

        provides for the payment of additional fees or increases existing fees;

        amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or a Subsidiary thereof from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower (or any Subsidiary of the Borrower) or which is otherwise materially adverse to the Borrower and/or the Lenders or, in the case of adding covenants, which places material additional restrictions on the Borrower (or a Subsidiary of the Borrower) or which requires the Borrower or any such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance from that set forth in the existing financial covenants;

        amends, modifies or adds any affirmative covenant in a manner which, when taken as a whole, is materially adverse to the Borrower and/or the Lenders; or

        amends, modifies or supplements the subordination provisions thereof.

    Financial Covenants. The Borrower shall comply with the following:

      Maximum Leverage Ratio. The Borrower shall not permit the ratio (the "Leverage Ratio") of (1) Funded Debt of the Borrower and its consolidated Subsidiaries to (2) EBITDA to be greater than 2.00 to 1.00. The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Indebtedness, as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the four-quarter period ending on such day.

      [Intentionally Deleted.]

      Minimum Fixed Charge Coverage Ratio. The Borrower and its consolidated Subsidiaries shall maintain a ratio (the "Fixed Charge Coverage Ratio") of (i) EBITDA plus Rentals during such period, to (ii) the sum of the amounts of (a) Cash Interest Expense during such period, plus (b) the current income tax provision by the Borrower and its consolidated Subsidiaries during such period, plus (c) scheduled amortization during such period of the principal portion of the Indebtedness of the Borrower and its consolidated Subsidiaries, plus (d) Rentals, plus (e) Restricted Payments (if any) paid by the Borrower and its consolidated Subsidiaries during such period of at least 1.05 to 1.00. In each case, the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day.

      Maximum Capital Expenditures. During the term of this Agreement, the Borrower shall not permit its Capital Expenditures during any fiscal year to be greater than $15,000,000. For the purpose of this Section 7.4(D), Capital Expenditures shall be determined as of the last day of each fiscal year.

  DEFAULTS

    Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

      Failure to Make Payments When Due. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within three (3) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

      Breach of Certain Covenants. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower or there shall otherwise be a breach of any covenant under:

        Sections 7.1(A)(v), 7.1(B) through (J) or 7.2 and such failure or breach shall continue unremedied for five (5) Business Days; or

        Sections 7.1(A)(ii), (iii), and (iv), 7.3 or 7.4.

      Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Borrower to the Administrative Agent or any Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate or information at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

      Other Defaults. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A) or (B) or (C) of this Section 8.1), or the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence thereof.

      Default as to Other Indebtedness. The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness hereunder, but including, without limitation, Disqualified Stock), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $4,000,000; or any breach, default, amortization event or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto, if (i) the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower or such Subsidiary offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness or (ii) if such breach, default, amortization event or event of default shall occur with respect to any Receivables Facility Attributed Indebtedness, the effect thereof is to cause the early amortization of such Indebtedness or the replacement of the Person then acting as servicer for such Indebtedness, or to permit the investors thereunder to request such early amortization or to replace such Person; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

      Involuntary Bankruptcy; Appointment of Receiver, Etc.

        An involuntary case shall be commenced against the Borrower or any of its Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

        A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries or over all or a substantial part of the property of the Borrower or any of its Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries or of all or a substantial part of the property of the Borrower or any of its Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of its Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

      Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any of its Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors, (v) take any corporate or similar action to authorize any of the foregoing or (vi) is generally not paying, or admits in writing its inability to pay, its debts as they become due.

      Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance as to which the applicable insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $4,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

      Dissolution. Any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of forty-five (45) days; or the Borrower or any Subsidiary shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

      Loan Documents. At any time, for any reason, any Loan Document as a whole that materially affects the ability of the Administrative Agent or any of the Lenders to enforce the Obligations, or the Borrower or any of its Subsidiaries party thereto seeks to repudiate its obligations thereunder.

      Termination Event. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject the Borrower or any of its Subsidiaries to liability in excess of $4,000,000.

      Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Lender believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any Controlled Group member to liability in excess of $4,000,000.

      Change of Control. A Change of Control shall occur.

      Environmental Matters. The Borrower or any of its Subsidiaries shall be the subject of any settlement agreement, consent decree or order pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by the Borrower or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject the Borrower or its Subsidiaries to liability, individually or in the aggregate, in excess of $4,000,000.

      Guarantor Revocation; Failure of Guaranty. Any guarantor of the Obligations (including, without limitation, any Subsidiary Guarantor) shall terminate or revoke any of its obligations under the applicable guaranty or breach any of the material terms of such guaranty or any guaranty (including, without limitation, any Subsidiary Guaranty) shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any such guaranty.

      Hedging Agreements. Nonpayment by the Borrower or any of its Subsidiaries of any material obligation under any Hedging Agreement or the breach by the Borrower or such Subsidiary of any material term, provision or condition contained in any such Hedging Agreement.

  (Q) Loss of Cruise Net Revenue.  If, at any time, the Borrower loses 40% or more of its net revenue from cruise ship contracts due to cancellations or non-renewals of cruise ship contracts ("40% Loss"); such loss to be determined by comparing the net revenue reflected in the Borrower's consolidated quarterly financial statements for the immediately trailing four fiscal quarters (provided to the Administrative Agent pursuant to Section 7.1(A)(ii) above) against the net revenue reflected in the Borrower's consolidated annual financial statements for the prior fiscal year (provided to the Administrative Agent pursuant to Section 7.1(A)(iii) above); provided, however, that if the Borrower's net revenue in any fiscal year is less than the net revenue reflected in the 2006 Financial Statements, then the 40% Loss shall be determined by comparing the net revenue reflected in the Borrower's consolidated quarterly financial statements for the immediately trailing four fiscal quarters (provided to the Administrative Agent pursuant to Section 7.1(A)(ii) above) against the net revenue reflected in the 2006 Financial Statements.

  A Default shall be deemed "continuing" until cured or until waived in writing in accordance with Section 9.3.

  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

    Termination of Revolving Loan Commitments; Acceleration. If any Default described in Section 8.1(F) or 8.1(G) occurs with respect to the Borrower or any Subsidiary, the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, (a) Lenders with Revolving Loan Pro Rata Shares greater than fifty percent (50%) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder and/or (b) the Required Lenders may declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

    Defaulting Lender. In the event that any Lender fails to fund its Revolving Loan Pro Rata Share of any Advance requested or deemed requested by the Borrower, which such Lender is obligated to fund under the terms of this Agreement (the portion of such Advance funded by any other Lenders being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Loan Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

        the foregoing provisions of this Section 9.2 shall apply only with respect to the proceeds of payments of Obligations;

        any such Lender shall be deemed to have cured its failure to fund its Revolving Loan Pro Rata Share of any Advance at such time as an amount equal to such Lender's original Revolving Loan Pro Rata Share of the requested principal portion of such Advance is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 9.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

        regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Loans shall be applied first, ratably to all Loans constituting Non Pro Rata Loans, second, ratably to Loans other than those constituting Non Pro Rata Loans or amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Revolving Loan Pro Rata Share of any Advance ("Cure Loans") and, third, ratably to Loans constituting Cure Loans; and

        for so long as and until any such Lender's failure to fund its Revolving Loan Pro Rata Share of any Advance is cured in accordance with Section 9.2(ii), (A) such Lender shall not be entitled to any commitment fees with respect to its Revolving Loan Commitments and (B) such Lender shall not be entitled to any letter of credit fees, which commitment fees and letter of credit fees shall accrue in favor of the Lenders which have funded their respective Revolving Loan Pro Rata Share of such defaulting Lender's requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Loan Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, plus (II) the outstanding Reimbursement Obligations owing to such performing Lenders, plus (III) the aggregate participation interests of such performing Lenders arising pursuant to Section 3.6 with respect to undrawn and outstanding Letters of Credit.

    Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

        Postpone or extend the Revolving Loan Termination Date, the or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to (a) any modifications of the provisions relating to amounts, timing or application of prepayments of Loans and other Obligations, which modification shall require only the approval of the Required Lenders and (b) a waiver of the application of the default rate of interest pursuant to Section 2.9 hereof which waiver shall require only the approval of the Required Lenders).

        Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon (other than (i) a waiver of the application of the default rate of interest pursuant to Section 2.9 hereof, and (ii) as a result of a change in the definition of Leverage Ratio or any of the components thereof or the method of calculation thereof).

        Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of "Required Lenders" or "Revolving Loan Pro Rata Share."

        Increase the amount of the Revolving Loan Commitment of any Lender hereunder or increase any Lender's Revolving Loan Pro Rata Share.

        Permit the Borrower to assign its rights under this Agreement.

        Other than pursuant to a transaction permitted by the terms of this Agreement, release any Subsidiary Guarantor from its obligations under a Subsidiary Guaranty.

        Amend Section 13.3 or this Section 9.3.

    No amendment of any provision of this Agreement relating to (a) the Administrative Agent shall be effective without the written consent of the Administrative Agent, and (b) the Issuing Bank shall be effective without the written consent of the Issuing Bank. The Administrative Agent may waive payment of the fee required under Section 14.3(B) without obtaining the consent of any of the Lenders.

    The Administrative Agent may notify the other parties to this Agreement of any amendments to this Agreement which the Administrative Agent reasonably determines to be necessary as a result of the commencement of the third stage of the European Economic and Monetary Union. Notwithstanding anything to the contrary contained herein, any amendments so notified shall take effect in accordance with the terms of the relevant notification.

    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the requisite number of Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Facility Termination Date.

  [INTENTIONALLY OMITTED]

  GENERAL PROVISIONS

    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations) and so long as the Revolving Loan Commitments have not been terminated.

    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

    Performance of Obligations. The Borrower agrees that the Administrative Agent may, but shall have no obligation to after the occurrence and during the continuance of a Default, to make any payment or perform any act required of the Borrower under any Loan Document or take any other action which the Administrative Agent in its discretion deems reasonably necessary or desirable to protect or preserve the property of the Borrower and its Subsidiaries, including, without limitation, any action to (x) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof, and (y) pay any rents payable by the Borrower or any Subsidiary Guarantor which are more than thirty (30) days past due, or as to which the landlord has given notice of termination, under any lease. The Administrative Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this Section 11.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 11.3, together with interest thereon at the rate from time to time applicable to Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 11.3 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender's Revolving Loan Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent's demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Revolving Loan Pro Rata Share of any such unreimbursed advance under this Section 11.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Revolving Loan Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent.

    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

    Waiver and Release; No Novation. The Borrower acknowledges that no Default exists as of the date hereof under the Prior Agreement or any Loan Document, acknowledges that it has no defense, counterclaim or offset, or any rights therefor, with respect to its obligations under the Prior Agreement and the transactions contemplated therein, waives any such defense, counterclaim or offset, or any rights therefor, that it may have and hereby releases each Lender and the Administrative Agent, their respective officers, directors, employees, agents and affiliates from any claims, causes of action, costs or expenses originating in whole or in part before the date of this Agreement with respect to the Prior Agreement, any of the Loan Documents and any of the transactions contemplated hereby or thereby. Neither this Agreement nor any of the other Loan Documents shall constitute a novation of the obligations in effect on the date hereof provided for by the Prior Agreement.

    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

    Expenses; Indemnification.

      Expenses. The Borrower shall reimburse the Administrative Agent for any reasonable costs and any out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and time charges of outside attorneys and paralegals for the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any costs, any internal legal charges and any out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Administrative Agent and the Lenders, which attorneys and paralegals may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. In addition to expenses set forth above, the Borrower agrees to reimburse the Administrative Agent, promptly after the Administrative Agent's request therefor, for each audit, or other business analysis performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Administrative Agent's then customary charges for each person employed to perform such audit or analysis, plus all reasonable costs and expenses (including without limitation, travel expenses) incurred by the Administrative Agent in the performance of such audit or analysis. Administrative Agent shall provide the Borrower with a detailed statement of all reimbursements requested under this Section 11.7(A).

      Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent's, Lender's, or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not any of such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

        this Agreement or any of the other Loan Documents, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

        any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment by Borrower or any of its Subsidiaries (collectively, the "Indemnified Matters");

      provided, however, the Borrower shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or Gross Negligence of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

      Waiver of Certain Claims; Settlement of Claims. The Borrower further agrees to assert no claim against any of the Indemnitees or each other on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages arising out of or in any way in connection with the Loan Documents or any matters governed by this Agreement. No settlement shall be entered into by the Borrower or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement or the other Loan Documents (whether or not the Administrative Agent or any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

      Survival of Agreements. The obligations and agreements of the Borrower under this Section 11.7 shall survive the termination of this Agreement.

    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts as may be requested by the Administrative Agent so that the Administrative Agent may furnish one to each of the Lenders, if appropriate.

    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

    Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

    GOVERNING LAW. THE ADMINISTRATIVE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT MIAMI, FLORIDA BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

    CONSENT TO JURISDICTION; VENUE; SERVICE OF PROCESS; JURY TRIAL.

      EXCLUSIVE JURISDICTION. EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN MIAMI-DADE COUNTY, FLORIDA, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF MIAMI, FLORIDA. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

      OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF SECURED OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS RESPECTIVE PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY COUNTERCLAIMS (UNLESS COMPULSORY) IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

      VENUE. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

      SERVICE OF PROCESS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY APPOINTS AMERICAN INFORMATION SERVICES, INC., ONE SOUTHEAST THIRD AVENUE, 28TH FLOOR, MIAMI, FLORIDA 33131, AS THE BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

    Other Transactions. Each of the Administrative Agent, the Lenders, the Issuing Bank and the Borrower acknowledges that the Lenders (or Affiliates of the Lenders) may, from time to time, effect transactions for their own accounts or the accounts of customers, and hold positions in loans or options on loans of the Borrower, its Subsidiaries and other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. In addition, certain Affiliates of one or more of the Lenders are or may be securities firms and as such may effect, from time to time, transactions for their own accounts or for the accounts of customers and hold positions in securities or options on securities of the Borrower, its Subsidiaries and other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. Each of the Administrative Agent, the Lenders, the Issuing Bank and the Borrower acknowledges and consents to these multiple roles, and further acknowledges that the fact that any such unit or Affiliate is providing another service or product or proposal therefor to the Borrower or any of its Subsidiaries does not mean that such service, product, or proposal is or will be acceptable to any of the Administrative Agent, the Lenders or the Issuing Bank.

    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    Subordination of Intercompany Indebtedness. The Borrower agrees that any and all claims of any of its Subsidiaries with respect to any "Intercompany Indebtedness" (as hereinafter defined) (herein, the "Obligated Entity"), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations and Hedging Obligations under Hedging Agreements; provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such Obligated Entity to the extent permitted by the terms of this Agreement and the other Loan Documents. Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any Obligated Entity, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any Obligated Entity shall be and are subordinated to the rights of the Holders of Secured Obligations and the Administrative Agent in those assets. The Borrower shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) and the Hedging Obligations under Hedging Agreements shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Holders of Secured Obligations (or any affiliate thereof) have been terminated. If all or any part of the assets of any Obligated Entity, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligated Entity, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligated Entity is dissolved or if substantially all of the assets of any such Obligated Entity are sold, then, and in any such event (such events being herein referred to as an "Insolvency Event"), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligated Entity to the Borrower ("Intercompany Indebtedness") shall be paid or delivered directly to the Administrative Agent for application on any of the Obligations and Hedging Obligations under the Hedging Agreements, due or to become due, until such Obligations and Hedging Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and Hedging Obligations under Hedging Agreements and the termination of all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Holders of Secured Obligations (and their affiliates), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations and such Hedging Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the Holders of Secured Obligations. If the Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Obligations (other than the contingent indemnity obligations) and such Hedging Obligations have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Holders of Secured Obligations (and their affiliates) have been terminated, the Borrower will not assign or transfer to any Person (other than the Administrative Agent) any claim the Borrower has or may have against any Obligated Entity.

    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein ("Accounting Changes"), the parties hereto agree, at the Borrower's request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's and its Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

  11.18. Documentary Stamp Tax. The Borrower shall indemnify and hold the Lenders and the Administrative Agent harmless from and against payment of any and all documentary stamp tax due to the State of Florida, or any department or agency thereof, in connection with this Agreement and/or the other Loan Documents, together with all interest, fines, penalties, costs or other changes thereon, regardless of when, or the party against whom, the same may be assessed or imposed.

  THE ADMINISTRATIVE AGENT

    Appointment; Nature of Relationship. SUNTRUST BANK is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XII. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Holder of Secured Obligations by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Holders of Secured Obligations, (ii) is a "representative" of the Holders of Secured Obligations within the meaning of Section 9-105 of the Uniform Commercial Code then in effect in the State of Florida or any successor section contained in any revision to Article 9 of the Uniform Commercial Code then in effect in the State of Florida and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its affiliates as Holders of Secured Obligations, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Secured Obligations waives.

    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of such Person.

    No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans and on all Holders of Secured Obligations. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

    Employment of Administrative Agent and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agent, for the default or misconduct of any such agent or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

    The Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Administrative Agent.

    Rights as a Lender. With respect to its Revolving Loan Commitment, Loans made by it, and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" or "Issuing Bank" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, thirty (30) days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders and the Borrower (which notice from the Borrower shall be required only so long as no Default or Unmatured Default shall exist), such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after any resigning Administrative Agent's giving notice of resignation, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld or delayed. Notwithstanding the two previous sentences, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as its successor Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Such successor Administrative Agent shall be a financial institution having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent, and the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. Upon the effectiveness of the Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

  SETOFF; RATABLE PAYMENTS

    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any Indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

    Application of Payments. Subject to the provisions of Section 9.2, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last two sentences of this Section 13.3, apply all payments and prepayments in respect of any Obligations in the following order:

        first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

        second, to pay interest on and then principal of any advance made under Section 11.3 for which the Administrative Agent has not then been paid by the Borrower or reimbursed by the Lenders;

        third, to the ratable payment of the Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

        fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the Issuing Bank;

        fifth, to pay interest due in respect of Loans and L/C Obligations;

        sixth, to the ratable payment or prepayment of principal outstanding on Loans and Reimbursement Obligations in such order as the Administrative Agent may determine in its sole discretion;

        ninth, to the ratable payment or prepayment of Hedging Obligations under Hedging Agreements in such order as the Administrative Agent may determine in its sole discretion;

        tenth, to provide required cash collateral, if required pursuant to Section 3.11; and

        eleventh, to the ratable payment of all other Obligations.

    Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans shall be applied first, to repay outstanding Floating Rate Loans and then to repay outstanding Eurocurrency Rate Loans, with those Eurocurrency Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 13.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders and the Issuing Bank as among themselves. The order of priority set forth in clauses (iv) through (viii) of this Section 13.3 may at any time and from time to time be changed by all of the Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses (i) through (iii) of this Section 13.3 may be changed only with the prior written consent of the Administrative Agent.

    Relations Among Lenders.

      No Action Without Consent. Except with respect to the exercise of set-off rights of any Lender in accordance with Section 13.1, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

      Not Partners; No Liability. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (A) the Borrower shall not have any right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and any such assignment in violation of this Section 14.1(A) shall be null and void, and (B) any assignment by any Lender must be made in compliance with Section 14.3 hereof. Notwithstanding clause (B) of this Section 14.1 or Section 14.3, (i) any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement to a Federal Reserve Bank and (ii) any Lender which is a fund or commingled investment vehicle that invests in commercial loans in the ordinary course of its business may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign all or any part of its rights under this Agreement to a trustee or other representative of holders of obligations owed or securities issued by such Lender as collateral to secure such obligations or securities; provided, however, that no such assignment or pledge shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat each Lender as the owner of the Loans made by such Lender hereunder for all purposes hereof unless and until such Lender complies with Section 14.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Loan, Revolving Loan Commitment, L/C Interest or any other interest of a Lender under the Loan Documents agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of any Loan, shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

    Participations.

      Permitted Participants; Effect. Subject to the terms set forth in this Section 14.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Revolving Loan Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of all Loans made by it for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of Article IV hereof, the Participants shall be entitled to the same rights as if they were Lenders.

      Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Letter of Credit or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, extends the Termination Date, postpones any date fixed for any regularly-scheduled payment (but not any prepayment) of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment, releases any guarantor from its obligations under a guaranty (other than pursuant to a transaction permitted by the terms of this Agreement), if any, securing any such Loan or Letter of Credit (other than pursuant to a transaction permitted by the terms of this Agreement).

      Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 13.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 13.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 13.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 13.2 as if each Participant were a Lender.

    Assignments.

      Permitted Assignments.

        Any Lender (each such assigning Lender under this Section 14.3 being a "Seller") may, in accordance with applicable law, at any time assign to one or more banks or other entities (other than the Borrower or any of their Affiliates) ("Purchasers") that are, at the time of such assignment, entitled to receive interest on the Obligations being assigned to such institution without such payment being subject to any withholding taxes, all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit) in accordance with the provisions of this Section 14.3. Each assignment shall be of a constant, and not a varying ratable or non-pro rata percentage of all of the Seller's rights and obligations under this Agreement. Such assignment shall be substantially in the form of Exhibit D hereto and shall not be permitted hereunder unless such assignment is either for all of such Seller's rights and obligations under the Loan Documents or, without the prior written consent of the Administrative Agent, involves loans and commitments in an aggregate amount of at least $1,000,000 and integral multiples of $1,000,000 in excess thereof (which minimum amount (i) shall not apply to any assignment between Lenders, or to an Approved Fund or Affiliate of any Lender, and (ii) in any event may be waived by the Administrative Agent). The written consent of the Administrative Agent, and, prior to the occurrence of a Default, and only with respect to any assignment other than to another Lender or an Affiliate or Approved Fund of any Lender, the Borrower (which consent, in each such case, shall not be unreasonably withheld or delayed), shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender, an Affiliate of such assigning Lender or Approved Fund of such assigning Lender.

        Notwithstanding anything to the contrary contained herein, any Lender (each such Lender, a "Granting Bank") may grant to a conduit or special purpose funding vehicle (each such special purpose funding vehicle, a "Conduit"), identified as such in writing from time to time by the applicable Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any Conduit to make any Advance, (ii) if a Conduit elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the applicable Granting Bank shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by any Conduit hereunder shall utilize the Revolving Loan Commitment of the applicable Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto hereby agrees that no Conduit shall be liable for any indemnity or other similar payment obligation under this Agreement (all liability for which shall remain with the applicable Granting Bank). All notices hereunder to any Granting Bank or the related Conduit, and all payments in respect of the Obligations due to such Granting Bank or the related Conduit, shall be made to such Granting Bank. In addition, each Granting Bank shall vote as a Lender hereunder without giving effect to any assignment under this Section 14.3(A)(ii), and no Conduit shall have any vote as a Lender under this Agreement for any purpose. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any Conduit, it will not institute against, or join any other person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 14.3, any Conduit may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing or administrative fee therefor, assign all or a portion of its interests in any Advances to the Granting Bank or to any financial institutions (consented to by the Borrower and the Administrative Agent in accordance with the terms of Section 14.3(A)(i)) providing liquidity and/or credit support to or for the account of such Conduit to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such Conduit. This Section 14.3(A)(ii) may not be amended without the written consent of each Conduit affected thereby.

      Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit D hereto (a "Notice of Assignment"), together with any consent required by Section 14.3(A) hereof, (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, and (iii) the completion of the recording requirements in Section 14.3(C), such assignment shall become effective on the later of such date when the requirements in clauses (i), (ii), and (iii) are met or the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment, Loans and L/C Obligations under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the Seller with respect to the percentage of the Aggregate Revolving Loan Commitment, Loans and Letter of Credit; provided, however, that notwithstanding the foregoing, the Seller shall retain the benefit of the indemnification obligations of the Borrower and its Subsidiaries under this Agreement and the other Loan Documents for the period prior to the effective date of such assignment. Upon the consummation of any assignment to a Purchaser pursuant to this Section 14.3(B), the Seller, the Administrative Agent and the Borrower shall make appropriate arrangements so that, to the extent notes have been issued to evidence any of the transferred Loans, replacement notes are issued to such Seller and new notes or, as appropriate, replacement notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Commitment, as adjusted pursuant to such assignment.

      The Register. Notwithstanding anything to the contrary in this Agreement, the Borrower hereby designates the Administrative Agent, and the Administrative Agent, hereby accepts such designation, to serve as the Borrower's contractual representative solely for purposes of this Section 14.3(C). In this connection, the Administrative Agent shall maintain at its address referred to in Section 15.1 a copy of each assignment delivered to and accepted by it pursuant to this Section 14.3 and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of, principal amount of and interest on the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 14.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

    Confidentiality. Subject to Section 14.5, the Administrative Agent and the Lenders and their respective representatives, consultants and advisors shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or investment practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or any securities exchange or similar self-regulatory organization or representative thereof or pursuant to a regulatory examination or legal process, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor, and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section 14.4. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Agreement.

    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Borrower and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 14.4 the confidentiality of any confidential information described therein.

  NOTICES

    Giving Notice. Except as otherwise permitted by Section 2.12 with respect to Borrowing/Election Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given three (3) Business Days after mailed; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes); or any notice, if transmitted by courier, one (1) Business Day after deposit with a reputable overnight carrier service, with all charges paid. For all purposes under this Agreement and the other Loan Documents, delivery of any notice to the Borrower shall be deemed to have been delivered to the Borrower.

    Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

  COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

[Remainder of This Page Intentionally Blank]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

STEINER LEISURE LIMITED, as the Borrower

By:_/s/ Stephen Lazarus __________________
Name: Stephen Lazarus
Title: Senior Vice President and

Chief Financial Officer

Address:
770 South Dixie Highway

Suite 200

Coral Gables, Florida 33146
Attention: Stephen Lazarus
Telephone No.: (305) 358-9002
Facsimile No.: (305) 358-7704

SUNTRUST BANK, as Administrative Agent and as a Lender

By:_/s/ Sanja Shank_____________________
Name: Sanja Shank
Title: Vice President

777 Brickell Avenue
Miami, Florida 33131
Attention: Sanja Shank
Telephone No.: (305) 579-7241
Facsimile No.: (305) 579-7133
E-mail: sanja.shank@suntrust.com